Exhibit 10.1

PURCHASE AGREEMENT

THIS PURCHASE AGREEMENT (this “Agreement”), dated as of the 15th day of March, 2013, is by and among Computer Vision Systems Laboratories, Corp., a Florida corporation (the “Company”), The Longaberger Company, an Ohio corporation (“TLC”), TMRCL Holding Company, an Ohio limited liability company, TMRCL Holding LLC, an Ohio limited liability company, and The Longaberger Company Canada, a Nova Scotia corporation (individually, a “TLC Subsidiary” and collectively, the “TLC Subsidiaries”). Tamala L. Longaberger (“T. Longaberger”) and Tamala L. Longaberger as trustee under The Tamala L. Longaberger Revocable Trust (the “Shareholder”) as evidenced by that certain Trust Agreement dated July 7, 1998, and amended January 11, 2010 (the Company, TLC, TLC Subsidiaries, T. Longaberger and the Shareholder sometimes collectively are referred to as the “Parties” and sometimes individually referred to as a “Party”).

RECITALS

A.                                    TLC has authorized, issued and outstanding 2,500 Class A shares and 2,500 Class B shares of no par value, common stock (the “Longaberger Stock”).

B.                                    The Shareholder owns 1254 shares of Class A and 313 shares of Class B Longaberger Stock (collectively, the “TLC Shares”), and the Company desires to purchase the TLC Shares from Shareholder.

C.                                    The Company currently is authorized to issue 490,000,000 shares of common stock $0.0001 par value per share (“Common Stock).

D.                                    The Shareholder desires to sell all of the TLC Shares to the Company, in consideration for the issuance and sale by the Company of a convertible subordinated unsecured promissory note in the original principal amount of $6,500,000 in the form attached hereto as Exhibit A (the “Note”) with the original principal amount of the Note being convertible, as set forth in the Note, into 32,500,000 shares of the Company’s Common Stock (the “CVSL Shares”).

E.                                     The Parties desire to set forth in this Agreement certain representations, warranties and covenants made as inducements to the consummation of the Transactions (as defined below), all as more fully set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and the respective covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby covenant and agree as follows:

ARTICLE I
DEFINITIONS AND CONSTRUCTION

1.1                               Defined Terms.  In addition to terms defined elsewhere in this Agreement, the following terms shall have the meanings assigned to them herein, unless the context otherwise indicates, both for purposes of this Agreement and all Exhibits and Schedules referenced herein:

“Action” means any action, complaint, summons, citation, notice, directive, order, suit, proceeding, actual or potential claim, arbitration, litigation, audit, judgment, letter, inquiry, investigation or other communication from or threatened from any Person or Governmental Entity (whether federal, state or local of United States or foreign origin).

“Affiliate” means, as to a Person, any other Person controlling, controlled by or under common control with such first Person.  As used in this definition, the term “control” shall mean the power, directly or indirectly, to vote more than 50% of the outstanding voting equity of an entity or the right, directly or indirectly, to designate a majority of the directors of a Person (in the case of a corporation) or the Persons exercising similar functions (in the case of an unincorporated Person).

“Affordable Care Act” is defined in Section 3.19(h).

“Ancillary Document” means any writing, certificate, exhibit, schedule, transfer document, statement, list, report, instrument, agreement or other document furnished or delivered in connection with this Agreement.

“Applicable Date” is defined in Section 4.9.

“Applicable Survival Period” is defined in Section 9.1(d).

“Articles” is defined in Section 4.3.

“Assets” means all of the properties, assets, rights, claims, leasehold interests, contracts and goodwill used in the Business or owned by the TLC Companies, of every kind and character, wherever located, whether real or personal, tangible or intangible.

“Balance Sheet” is defined in the definition of “Financial Statements”.

“Benefit Plan” means any “employee benefit plan”(as defined in ERISA Section 3(3)), including (i) any (a) nonqualified deferred compensation or retirement plan or arrangement, (b) qualified defined contribution retirement plan or arrangement or (c) qualified defined benefit retirement plan or arrangement, which is an “employee pension benefit plan”(as defined in ERISA Section 3(2)), including any “multiemployer plan”(as defined in ERISA Section 3(37)), (ii) any “employee welfare benefit plan”(as defined in ERISA Section 3(1)) or material fringe benefit plan or program or (iii) any stock purchase, stock option, profit sharing, deferred compensation, welfare, pension, retirement, severance pay, employment, change-in-control, vacation pay, company awards, salary continuation, sick leave, excess benefit, bonus or other incentive compensation, life insurance, or other employee benefit plan, contract, program, policy or other arrangement, whether or not subject to ERISA.

“Blue Sky Laws” means state securities Laws or “Blue Sky” Laws.

“Business” means the business of TLC and the TLC Subsidiaries consisting of the sale of handmade baskets and home products including pottery, tableware, wrought iron, food, fabric and other lifestyle products through independent consultants, and all activities related thereto.

“Business Day” means any day other than a Saturday, Sunday or other day on which federally chartered commercial banks in Dallas, Texas are authorized by Law to close.

“Buy-Sell Agreement” means The Longaberger Company Buy-Sell Agreement dated September 4, 1998.

“Capital Stock” means (i) in the case of a corporation, its shares of capital stock, (ii) in the case of a partnership or limited liability company, its partnership or membership interests or units (whether general or limited), and (iii) any other interest that confers on a Person the right to receive a share of the profits and losses or distribution of assets of the issuing entity.

“Charter Documents” means, with respect to any entity, the certificate of incorporation, articles of incorporation, by-laws, articles of organization, limited liability company agreement, partnership agreement, formation agreement, joint venture agreement or other similar organizational documents of such entity (in each case, as amended).

“Closing” means (i) the issuance to the Shareholder of the Note pursuant to the terms of this Agreement, and (ii) the transfer by the Shareholder to the Company of the TLC Shares.

“Closing Date” means the date of this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Common Stock” is defined in the Recitals.

“Company SEC Reports” is defined in Section 4.9(a).

“Company Indemnitees” is defined in Section 9.2.

“Company Disclosure Schedule” is defined in Article IV.

“Consents” is defined in Section 3.4(a).

“Contract” means any agreement, contract, license, lease, commitment, arrangement or understanding, written or oral.

“Consultant” means TLC’s and any TLC Subsidiary’s independent contractors who market and sell any TLC Company’s Products or services.

“Conversion” means the conversion of the Note to the CVSL Shares as contemplated by the Note.

“CVSL Shares” is defined in the Recitals.

“Disclosure Schedules” means the Company Disclosure Schedule and the Shareholder Disclosure Schedule.

“Environment” means all indoor or outdoor air, water including surface water, groundwater, drinking water and wetlands, surface or subsurface land, and all natural resources including all forests and marine resources, minerals, oil, gas, fish, wildlife and biota.

“Environmental Action” means any complaint, summons, citation, notice, directive, order, claim, litigation, investigation, proceeding, judgment, letter or other communication from or threatened from any Governmental Entity (whether United States or foreign) or any other Person involving a Release from or on the Real Property or any violation of any order, permit or Environmental Law.

“Environmental Laws” means any and all applicable Laws relating to the Environment, human health, worker health and safety, preservation or reclamation of natural resources, climate change or the management, handling, use, generation, treatment, storage, transportation, disposal, manufacture, distribution, formulation, packaging, labeling, Release or threatened Release of or exposure to Hazardous Materials, whether now existing or subsequently amended or enacted, including but not limited to: the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. Section 9601 et seq. (“CERCLA”); the Federal Water Pollution Control Act, 33 U.S.C. Section 1251 et seq.; the Clean Air Act, 42 U.S.C. Section 7401 et seq.; the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq.; the Occupational Safety and Health Act, 29 U.S.C. Section 651 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. Section 11001 et seq.; the Safe Drinking Water Act, 42 U.S.C. Section 300(f) et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. Section 1801 et seq.; the Federal Insecticide, Fungicide and Rodenticide Act 7 U.S.C. Section 136 et seq.; the Resource Conservation and Recovery Act of 1976, 42 U.S.C. Section 6901 et seq.; the Oil Pollution Act of 1990, 33 U.S.C. Section 2701 et seq.; any similar or implementing federal, state or local Law or non-U.S. Law and regulation and all amendments or regulations promulgated thereunder; and any common law doctrine, including but not limited to, negligence, nuisance (including related to noise, dust or vibration), trespass, personal injury or property damage related to or arising out of the presence, Release or exposure to Hazardous Materials.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any entity which is a member of a “controlled group of corporations” with, under “common control” with or a member of an “affiliated services group” with, TLC (as defined in Section 414(b), (c), (m) or (o) of the Code).

“Equity Securities” means (i) Capital Stock and (ii) options, warrants, purchase rights, subscription rights, conversion rights, exchange rights or other Contracts that, directly or indirectly, could require the issuer thereof to issue, sell or otherwise cause to become outstanding Capital Stock.

“Establishment Date” is defined in Section 3.19(r).

“Estate Taxes” mean taxes imposed on the Estate of David Longaberger (or any transferee liability imposed on any Person including, without limitation, the Shareholder, T. Longaberger or Rachel Stukey) by the IRS pursuant to 26 U.S.C. Section 2001 and the State of Ohio pursuant to Ohio Revised Code §5732.OR.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Financial Statements” means the TLC Companies’ audited consolidated financial statements consisting of the consolidated balance sheet at December 31 in each of the years 2010 through 2011 and the related statements of income and retained earnings, stockholders’ equity and cash flow for the years then ended, and the TLC Companies’ unaudited financial statements consisting of the balance sheet as of December 31 (the “Balance Sheet”) and the related statement of income for the period then ended.

“Fully-Diluted Basis” means the number of shares of Common Stock actually outstanding plus any additional shares of Common Stock that would be issued upon conversion, exchange, or exercise of all outstanding rights, options or convertible or exchangeable securities or Indebtedness entitling the holder thereof to acquire shares of Common Stock (whether or not any such rights, options, or convertible or exchangeable securities are at the time convertible, exchangeable or exercisable).

“GAAP” means generally accepted accounting principles in the United States of America as set forth in pronouncements of the Financial Accounting Standards Board and the American Institute of Certified Public Accountants, as such principles are from time to time supplemented and amended.

“Gardere” is defined in Section 10.14.

“Governmental Entity” means any domestic or foreign governmental or regulatory authority, agency, commission, body, court or other legislative, executive or judicial governmental entity.

“Granville” means Granville Solvents Site Response Management Group, LLC.

“Grossed-Up Basis” means, when used to describe the basis on which the payment of a specified sum is to be made, a basis such that the amount of such payment, after being reduced by the amount of all Taxes imposed on the recipient of such payment as a result of the receipt or accrual of such payment, will equal the specified sum.

“Hazardous Materials” means any substance: (i) the presence of which requires investigation or remediation under any Environmental Law or Environmental Action, (ii) which is or becomes defined as a hazardous waste, hazardous substance, toxic substance, pollutant, or contaminant or noxious or dangerous or is regulated in any manner under any Environmental Law or Environmental Action, or (iii) which contains gasoline, diesel fuel, other petroleum hydrocarbons, PCBs, asbestos, lead-based paint, or radon gas.

“HSR Act”  means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness” means any of the following: (i) any indebtedness, including accrued interest, for borrowed money, (ii) any inter-company debt, (iii) any obligations evidenced by bonds, debentures, notes or other similar instruments, (iv) any obligations to pay the deferred purchase price of property or services, except trade accounts payable and other current liabilities arising in the ordinary course of business (other than inter-company debt), (v) any obligations as lessee under capitalized leases, (vi) any indebtedness created or arising under any conditional sale or other title retention agreement with respect to acquired property, (vii) any obligations, contingent or otherwise, under acceptance credit, letters of credit or similar facilities, (viii) obligations relating to interest rate protection, swap agreements and collar agreements, and obligations arising from the extinguishment of indebtedness (e.g. prepayment penalties) and (ix) any guaranty of any of the foregoing.

“Indemnitee” means any Person that is seeking indemnification from an Indemnitor pursuant to the provisions of this Agreement.

“Indemnitor” means any Party from which any Indemnitee is seeking indemnification pursuant to the terms of this Agreement.

“Intellectual Property” means (i) trademarks and service marks (whether or not registered), trade names, logos, trade dress and other proprietary indicia and all goodwill associated therewith, (ii) documentation, advertising copy, marketing materials, web-sites, specifications, mask works, drawings, graphics, databases, recordings and other works of authorship, whether or not protected by copyright law, (iii) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, design documents, flow-charts, user manuals and training materials relating thereto and any translations thereof, and (iv) all forms of legal rights and protections that may be obtained for, or may pertain to, the Intellectual Property set forth in clauses (i) through (iii) in any country of the world, including all letters patent, patent applications, provisional patents, design patents, PCT filings, invention disclosures and other rights to inventions or designs, all registered and unregistered copyrights in both published and unpublished works, all trademarks, service marks and other proprietary indicia (whether or not registered), trade secret rights, moral rights or other literary property or author’s rights, and all applications, registrations, issuances, divisions, continuations, renewals, reissuances and extensions of the foregoing.

“Inventory” means all personal property or goods held for sale or lease or to be furnished under contracts of service and all materials, supplies, parts, work-in-process, finished goods, packaging and other inventories of materials and personal property used or consumed in the operation of the Business.

“IRS” means the Internal Revenue Service.

“Law” or “Laws” means any and all applicable statutes, laws, ordinances, proclamations, regulations, published requirements, orders, decrees, authorizations, licenses, permits and rules of any foreign, federal, state or local government, political subdivision or governmental or regulatory authority, agency, board, bureau, commission, instrumentality or court or quasi-governmental authority, including, without limitation, those covering environmental, tax, energy, safety, health, transportation, bribery, record keeping, zoning, discrimination, antitrust and wage and hour matters, and in each case as amended and in effect from time to time.

“Lien” means with respect to any property or asset, any lien, pledge, claim, charge, security interest, mortgage, adverse claim or other encumbrance of any nature whatsoever.

“Longaberger Employment Agreement” is defined in Section 6.5.

“Longaberger Stock” is defined in the Recitals.

“Losses” is defined in Section 9.2.

“Lock-Up Agreement” is defined in Section 5.13.

“Material Adverse Effect” means a material adverse effect on the assets, liabilities, business, operations, prospects, or condition (financial or otherwise) of TLC.

“Note” is defined in the Recitals.

“Notice of Claim” is defined in Section 9.4(a).

“Pension Plan” is defined in Section 3.19(c).

“Permitted Liens” means (i) Liens securing the payment of current real or personal property, taxes, assessments or other governmental charges or levies which are not yet delinquent, or which are being contested in good faith and as to which adequate reserves have been established; (ii) materialmen’s, mechanics’, carriers’, workmen’s, repairmen’s or other like Liens incurred in the ordinary course of business securing obligations or payments not yet due and that do not impact the conduct of any TLC Company or the present proposed use of affected property; (iii) zoning restrictions, easements, licenses, restrictions on the use of Real Property or minor irregularities in title thereto, which do not materially impair, alone or in the aggregate, the use of the property affected thereby in the operation of the Business or the value of such property for the purpose of the Business and (iv) workers’ compensation and unemployment compensation liens for amounts not yet due.

“Person” means a corporation, an association, a partnership, a limited liability company, an organization, a business, any other entity, an individual, a government or political subdivision thereof or a government agency.

“Pre-Closing Tax Period” means any taxable period or portion thereof that is not a Post-Closing Period.  For the avoidance of doubt, any Tax resulting from the Transactions contemplated by this Agreement and any Tax resulting from the departure of any TLC Company from a Relevant Group (resulting from the triggering into income of items from deferred intercompany transactions under Section 1.1502-13 of the Treasury regulations or excess loss accounts under Section 1.1502-19 of the Treasury regulations or otherwise) is attributable to the Pre-Closing Period.

“Post-Closing Tax Period” means any taxable period or portion thereof beginning after the Closing Date. If a taxable period begins on or prior to the Closing Date and ends after the Closing Date, then the portion of the taxable period that begins on the day following the Closing Date shall constitute a Post-Closing Period.

“Products” is defined in Section 3.23(a).

“Proprietary Information” means inventions (whether or not patentable), trade secrets, technical data, databases, customer lists, designs, tools, methods, processes, technology, ideas, know-how, source codes, product road maps and other proprietary information and materials.

“Real Property” means all real property, buildings and fixtures owned, leased or used by the TLC Companies.

“Release” means any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, disposing or dumping of Hazardous Substances into the Environment.

“Relevant Group” means any affiliated, combined, consolidated, unitary or similar group of which the Shareholder, any TLC Company or their Affiliates is or was a member.

“Representatives” means with respect to a Person, such Person’s directors, managers, officers, employees, investment bankers, attorneys, accountants, financial advisors, consultants and other advisors or representatives.

“Shareholder Disclosure Schedule” is defined in Article III.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Straddle Period” is defined in Section 5.8.

“Stukey Indebtedness” means the $4,000,000 promissory note of TLC payable to Rachel Stukey and the related Pledge Agreement.

“Subsidiary” means, with respect to any specified Person, any other Person of which (i) more than 50% of the outstanding Capital Stock is held, directly or indirectly, by such specified Person or (ii) over which the specified Person has the power, directly or indirectly, to designate a majority of the directors thereof (if such other Person is a corporation) or the individuals exercising similar functions (if such other Person is unincorporated).

“Subsidiary Capital Stock” means the issued and outstanding Equity Securities of a TLC Subsidiary.

“Tax” or “Taxes” means any and all federal, state, local or foreign net or gross income, gross receipts, net proceeds, sales, use, ad valorem, value added, franchise, withholding, payroll,

employment, excise, property, deed, stamp, alternative or add-on minimum, environmental, profits, windfall profits, transaction, license, lease, service, service use, occupation, severance, energy, unemployment compensation, social security, workers’ compensation, capital, premium and other taxes, assessments, customs, duties, fees, levies or other governmental charges of any nature whatever, whether disputed or not, together with any interest, penalties, fines, additions to tax or additional amounts with respect thereto.

“Tax Authority” means any Governmental Entity having jurisdiction with respect to any Tax.

“Tax Claim” means any written claim with respect to Taxes made by any Taxing Authority or other Person that, if pursued successfully, could result as a basis for a claim for indemnification of a Tax Indemnitee under Section 9 of this Agreement.

“Tax Indemnitee” means the Company and its Affiliates (including following the Closing, the TLC Companies) for purposes of the tax indemnification set forth in Sections 9.8 and 9.9.

“Tax Returns” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto and any amendment thereof.

“TLC Benefit Plan” is defined in Section 3.19(a).

“TLC Companies” means TLC and the TLC Subsidiaries, and “TLC Company” means any of TLC or any TLC Subsidiary.

“TLC Contracts” is defined in Section 3.17.

“TLC Shares” is defined in the Recitals.

“TLC Subsidiaries” and “TLC Subsidiary” are defined in the Preamble.

“Transaction Matters” is defined in Section 10.14.

“Transactions” means the transactions contemplated by this Agreement.

“Voting Agreement” is defined in Section 5.12.

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988.

1.2                               Construction.  Whenever the context requires, the gender of all words used in this Agreement includes the masculine, feminine, and neuter.  The singular form of nouns, pronouns, and verbs shall include the plural and vice versa.  Use of “herein,” “hereof,” “hereby,” or similar terms refer to this Agreement as a whole and not to any particular provision or part of this Agreement.  Whenever the word “including” is used herein it shall, for all purposes, be deemed followed by the words “without limitation.”  The Article and Section titles and captions in this Agreement are for convenience of reference only, shall not be deemed part of this

Agreement, and shall in no way define, limit, extend or describe the scope or intent of any provision of this Agreement.  Unless otherwise specified, all references to an Article or a Section refer to articles and sections of this Agreement, and all references to Exhibits are to Exhibits attached hereto, each of which is made a part hereof for all purposes.  This Agreement shall not be construed against the Person responsible for, or primarily responsible for, preparing this Agreement.

ARTICLE II
THE CLOSING TRANSACTIONS AND OTHER RIGHTS

2.1                               Issuance of Note and Transfer of TLC Shares.  At the Closing, (i) the Shareholder will transfer the TLC Shares owned by the Shareholder to the Company, and (ii) the Company will issue and deliver to the Shareholder the Note.

2.2                               Disclosure Schedules.  As of the date of this Agreement, the Company has delivered to the Shareholder and T. Longaberger and the Shareholder has delivered to the Company, contemporaneously with the execution of this Agreement, the Company Disclosure Schedule and the Shareholder Disclosure Schedule, respectively.

2.3                               The Closing.

(a)                                 The Closing shall be held at the offices of Gardere Wynne Sewell LLP, 1601 Elm Street, Suite 3000, Dallas, Texas 75201 on the Closing Date.

(b)                                 No action actually taken at the Closing with respect to the consummation of the Transactions shall be deemed to have been taken until such time as the last of the actions actually taken at the Closing is completed.

(c)                                  At the Closing, each Party shall execute, deliver and file each document, agreement and instrument required of such Party by this Agreement to be so executed, delivered and filed in connection with the Transactions as set forth in Sections 2.4 and 2.5 and which have not been theretofore accomplished.

(d)                                 Each Party shall, from time to time after the Closing Date at the reasonable request of another Party and without further consideration, execute and deliver or cause to be executed and delivered to the other such further instruments of transfer, assignment, conveyance and assumption, and shall take or cause to be taken such other action as reasonably requested by the other Party, as may be necessary to effectively implement and carry into effect the Transactions.

2.4                               The Company’s Deliveries.  At the Closing, the Company shall deliver to the Shareholder:

(i)                                     the Note as set forth on Exhibit A; and

(ii)                                  all of the documents, instruments or certificates that may be reasonably required to carry out the provisions of this Agreement and consummate the Transactions.

2.5          The Shareholder’s Deliveries.  At the Closing, the Shareholder shall deliver:

(i)            the Certificates evidencing the TLC Shares owned by the Shareholder, duly endorsed or accompanied by an assignment duly endorsed in blank, with any required transfer stamps affixed thereto and all other documents or instruments necessary to vest in the Company, the Shareholder’s right, title and interest in and to the TLC Shares, free and clear of all Liens;

(ii)           The Voting Agreement;

(iii)          the Certificates required by Section 7.7;

(iv)          the opinion of counsel described in Section 7.4;

(v)           a letter of resignation from each of the officers designated in Section 7.11 resigning from such office with the respective TLC Company;

(vi)          a letter of resignation signed by each member of the Board of Directors or managers of each TLC Company other than T. Longaberger designated in Section 7.13;

(vii)         such payoff letters or releases relating to the liabilities of the TLC Companies as shall be required pursuant to the terms of this Agreement, in form reasonably satisfactory to the Company;

(viii)        a duly completed and executed Certificate of Non-Foreign Status pursuant to Section 1.1445-2(b)(2) of the United States Treasury Regulations;

(ix)          all books and records of each TLC Company including originals of all Contracts, Tax Returns and other information and documentation related to the TLC Companies and the operations of the Business as currently conducted or intended to be conducted and all other documents, instruments or certificates as may reasonably be required to carry out the provisions of this Agreement and consummate the Transactions; and

(x)           All other documents, instruments or certificates as may be reasonably required to carry out the provisions of this Agreement and consummate the Transactions.

2.6          T. Longaberger’s Deliveries.  At the Closing, T. Longaberger shall deliver a duly executed Longaberger Employment Agreement.

ARTICLE III

REPRESENTATIONS OF THE SHAREHOLDER AND
T. LONGABERGER TO THE COMPANY

The Shareholder and T. Longaberger, jointly and severally, represent and warrant to the Company that the statements contained in this Article III are true and correct as of the Closing

Date, except as set forth in the disclosure schedule dated and delivered as of the Closing Date by the Shareholder to the Company (the “Shareholder Disclosure Schedule”), which is attached to this Agreement. The Shareholder Disclosure Schedule shall be arranged in sections corresponding to each Section and subsection of this Article III.

3.1          Organization and Good Standing.

(a)           TLC is a corporation duly organized, validly existing and in good standing under the Laws of the State of Ohio.  Each of TMRCL Holding Company and TMRCL Holding LLC is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Ohio.  The Longaberger Company Canada is a corporation duly organized, validly existing and in good standing under the Laws of Nova Scotia, Canada.  The TL Trust is a revocable trust duly organized, validly existing and in good standing under the laws of the State of Ohio.  Each TLC Company has all requisite power to own, lease and operate its properties and to carry on its business as currently conducted.  Each TLC Company is duly authorized, qualified and licensed to do business and is in good standing as a foreign corporation in each jurisdiction in which it owns or leases property or conducts any business so as to require such qualification.  Schedule 3.1 contains a true and complete list of each jurisdiction in which each TLC Company is qualified to do business and each jurisdiction in which it has Assets, employees, consulting or conducts its business.

(b)           The Shareholder previously has delivered to the Company true and complete copies of the Charter Documents of each TLC Company as presently in effect.  No TLC Company is in default under, or in violation of, any provision of its Charter Documents.

3.2          Capitalization.

(a)           Schedule 3.2 sets forth the authorized Capital Stock of each TLC Company. All of the TLC Shares are duly authorized, validly issued, fully paid and nonassessable and are owned of record and beneficially by the Shareholder, free and clear of all Liens, subject to the Buy-Sell Agreement.  All of the Subsidiary Capital Stock of each TLC Subsidiary and TLC’s membership interests in Granville are authorized, validly issued, fully paid and nonassessable and is owned of record and beneficially by TLC, free and clear of all Liens.  No notice of a federal or state Tax Lien has been filed with respect to the TLC Shares or the Subsidiary Capital Stock of any TLC Subsidiary.  The Shareholder has the right and authority to transfer and deliver the TLC Shares owned by the Shareholder to the Company in consideration for the issuance of the Note as provided herein.  Upon transfer of the TLC Shares to the Company in accordance with the terms of Article II, the Company will receive good and valid title to the TLC Shares, free and clear of all Liens.

(b)           All of the TLC Shares, the Subsidiary Capital Stock of each TLC Subsidiary and TLC’s membership interests in Granville were issued in compliance with applicable Laws.  None of the TLC Shares or the Subsidiary Capital Stock of any TLC Subsidiary was issued in violation of any Contract to which the Shareholder or any TLC Company is a party or is subject to or in violation of any preemptive or similar rights of any Person.

(c)           Other than the Longaberger Stock, TLC has no outstanding Equity Securities or any other securities.  Other than its Subsidiary Capital Stock, no TLC Subsidiary has any outstanding Equity Securities or other securities.  No TLC Company is a party or subject to any subscription, option, warrants, rights or other arrangements or commitment, whether express or implied, obligating a TLC Company to issue any Equity Securities or any other securities, and there is no circumstance or condition that may give rise to a claim by any Person that such Person is entitled to acquire any Equity Securities or any other securities of any TLC Company.  No TLC Company has any outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable or exchangeable for securities having the right to vote) on any matter with respect to any TLC Company.

(d)           No TLC Company has any outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights.

(e)           Except as set forth on Schedule 3.2(e), no TLC Company or the Shareholder is a party or subject to any stockholder agreement, voting agreement, voting trust or any other similar arrangement which has the effect of restricting or limiting the transfer, voting or other rights associated with the TLC Shares or any Subsidiary Capital Stock.

(f)            There are no obligations, contingent or otherwise, of any TLC Company to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any Person.

(g)           Except for the TLC Subsidiaries, TLC has no Subsidiaries and does not own or control, directly or indirectly, any Equity Securities or any other securities of any other Person.

3.3          Authority and Enforceability.  The Shareholder, T. Longaberger and each TLC Company have the requisite power and authority to enter into this Agreement and the Ancillary Documents and to consummate the Transactions.  The execution and delivery by each TLC Company and the Shareholder of this Agreement and the Ancillary Documents and the consummation by each TLC Company of the Transactions have been duly authorized by all necessary corporate or company action on the part of each TLC Company and the Shareholder, and the Person executing this Agreement on behalf of each TLC Company and the Shareholder has proper authority to do so and no further corporate action is necessary to fully authorize such execution, delivery and performance.  This Agreement and the Ancillary Documents have been duly executed and delivered by the Shareholder , T. Longaberger and each TLC Company and constitute the valid and binding obligations of the Shareholder, T. Longaberger and each TLC Company, respectively, enforceable against each of them in accordance with their respective terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting or relating to creditors’ rights generally and (ii) the availability of injunctive relief and other equitable remedies.

3.4          No Conflicts; Authorizations.

(a)           The execution and delivery of this Agreement and the Ancillary Documents by the Shareholder, T. Longaberger and the TLC Companies do not, and the

performance by the Shareholder, T. Longaberger and the TLC Companies of their respective obligations hereunder and thereunder, and the consummation by the Shareholder, T. Longaberger and the TLC Companies of the Transactions (in each case, with or without the giving of notice or lapse of time, or both) will not, directly or indirectly, (i) violate the provisions of any of the Charter Documents of any TLC Company; (ii) violate or constitute a default, an event of default or an event creating rights of acceleration, termination, cancellation, imposition of additional obligations or loss of rights or require a consent to assignment or change of control, under any Contract (A) to which the Shareholder, T. Longaberger or any TLC Company is a party, (B) of which the Shareholder, T. Longaberger or any TLC Company is a beneficiary or (C) by which the Shareholder, T. Longaberger or any TLC Company, or any of their respective assets is bound; (iii) violate or conflict with any Law applicable to the Shareholder, T. Longaberger or any TLC Company, or any of their respective assets, or give any Governmental Entity or other Person the right to challenge any of the Transactions or to exercise any remedy or obtain any relief under, or revoke, cancel, terminate or otherwise modify any rights held under, any such Law; or (iv) result in the creation of any Liens upon the TLC Shares, any Subsidiary Capital Stock or any of the assets owned or used by the Shareholder or TLC Company.  Schedule 3.4 sets forth and enumerates all notices, authorizations, consents, licenses, permits, waivers, assignments and other approvals and actions that are necessary or advisable in connection with the execution and delivery by the Shareholder, T. Longaberger and the TLC Companies of this Agreement and the consummation by the Shareholder, T. Longaberger and the TLC Companies of the Transactions, under any Law or Contract to which the Shareholder, T. Longaberger or any TLC Company is a party or to which their assets are subject (collectively, “Consents”).

(b)           Except as set forth in Schedule 3.4(b), no authorization, consent, registration, declaration or filing with, or notice to, any Governmental Entity or other Person is required by or with respect to the Shareholder, T. Longaberger or any TLC Company in connection with the execution and delivery by the Shareholder, T. Longaberger or the TLC Companies of this Agreement or the consummation by the Shareholder, T. Longaberger or the TLC Companies of the Transactions.

3.5          Financial Statements/Internal Accounting Controls.

(a)           Schedule 3.5 includes true, correct and complete copies of the Financial Statements.  The Financial Statements are true, correct and complete and have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved.  The Financial Statements are based on the books and records of the TLC Companies and fairly present the financial condition of the TLC Companies as of the respective dates they were prepared and the results of the operations of the TLC Companies for the periods indicated therein.  The Financial Statements have not been rendered untrue, incomplete or unfair as representations of the financial condition or results of operations of the TLC Companies by the subsequent discovery of events or occurrences which should have been reflected in such Financial Statements.  The TLC Companies maintain a standard system of accounting established and administered in accordance with GAAP.

(b)           The TLC Companies maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations and (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability.  The TLC Companies have established disclosure controls and procedures for the TLC Companies and designed such disclosure controls and procedures to ensure that material information relating to the TLC Companies is made known to their officers by others.  The officers of each TLC Company have evaluated the effectiveness of the TLC Companies’ controls and procedures.  Since the date of the Balance Sheet, there have been no changes in the TLC Companies’ internal controls or other factors that could significantly affect the TLC Companies’ internal controls.

3.6          No Undisclosed Liabilities.  Except as set forth in Schedule 3.6, the Financial Statements reflect all debts, liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured of the TLC Companies.  All reserves shown or incorporated in the Financial Statements are reasonable to provide for losses thereby contemplated.  Except as set forth in the Financial Statements, neither the Business nor the Assets are liable upon or with respect to, subject to or obligated in any other way to provide funds in respect of or to guarantee or assume in any manner, any debt, liability or obligation of any other Person and there is no basis for the assertion of any such claim or liability.

3.7          Inventory and Current Products.  All Inventory of the TLC Companies is of a quality, quantity and condition useable or saleable in the ordinary course of business, except as reserved in accordance with GAAP consistent with past practices.  Except as reserved in accordance with GAAP consistent with past practices or as set forth on Schedule 3.7, none of such Inventory is obsolete and no write-down of such Inventory has been made or should have been made in the period since the date of the Balance Sheet.  The quantities of Inventory are not excessive and are reasonable in the present circumstances of the TLC Companies.  All work-in-process and finished goods Inventory is free of any defect or other deficiency.  All of such Inventory is located at the facilities of the TLC Companies and no Inventory is held on a consignment basis.  The TLC Companies own their Inventory free and clear of all Liens other than Permitted Liens.  Schedule 3.7 sets forth a list of all Products being developed, manufactured, marketed or sold by each TLC Company as of the Closing Date.

3.8          Accounts Receivable.  The accounts receivable of the TLC Companies as of the Closing Date are (i) valid and genuine and have arisen solely out of bona fide sales and deliveries of goods, performance of services and other business transactions in the ordinary course of business consistent with past practice, (ii) not subject to valid defenses, set-offs or counterclaims, (iii) collectible after billing at the full recorded amount thereof in each case as reserved in accordance with GAAP consistent with past practices and are owned by the TLC Companies free and clear of all Liens other than Permitted Liens.

3.9          Taxes.

(a)           All Tax Returns required to have been filed by or with respect to each TLC Company have been duly and timely filed with the appropriate Tax Authority, and each such Tax Return correctly and completely reflects liability for Taxes and all other information required to be reported thereon.  All Tax Returns have been properly and accurately compiled and completed in all material respects, fairly present the information purported to be shown therein, and reflect in all material respects all liabilities for the applicable Taxes for the periods covered by such Tax Returns.  All Taxes owed by the TLC Companies (whether or not shown on any Tax Return) have been timely paid in full on or before their due date.  Each TLC Company has adequately provided for, in its books of account and related records, liability for all unpaid Taxes, including, but not limited to, current Taxes not yet due and payable.

(b)           There is no Action currently proposed, threatened or pending against, or with respect to, any TLC Company or the Assets in respect of any Taxes or Tax Return.  No issue has been raised in writing in any Tax examination with respect to any TLC Company which could result in liability for Taxes for a TLC Company for any period.  No TLC Company is the beneficiary of any extension of time within which to file any Tax Return, nor has any TLC Company made (or caused to be made on its behalf) any requests for such extensions.  No claim is pending or threatened by a Governmental Entity in a jurisdiction where any TLC Company does not file Tax Returns that such TLC Company is or may be subject to taxation by such jurisdiction or that a TLC Company must file Tax Returns.  Except as set forth in Schedule 3.9, no TLC Company has conducted business in any country other than the United States to the extent that such TLC Company is obligated to pay Taxes in such country.  There are no Liens encumbering any of the Assets of any TLC Company with respect to Taxes (except where such Lien arises as a matter of Law prior to the due date for paying the related Taxes).

(c)           Each TLC Company has withheld and timely paid all Taxes required to have been withheld and paid and has complied with all information reporting and backup withholding requirements, including maintenance of required records with respect thereto.

(d)           The Shareholder has delivered to the Company correct and complete copies of all federal and state income Tax Returns, examination reports and statements of deficiencies assessed against or agreed to by the TLC Companies since year 2009.  No TLC Company has waived (or is subject to a waiver of) any statute of limitations in respect of Taxes or has agreed to (or is subject to) any extension of time with respect to a Tax assessment or deficiency.

(e)           No TLC Company has received (and no TLC Company is subject to) any ruling from any Tax Authority or has entered into (or is subject to) any agreement with a Tax Authority. Each TLC Company has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code.

(f)            No TLC Company is a party to any Tax allocation or sharing agreement, or other agreement relating to the allocation or sharing of, or liability or indemnification for, Taxes between a TLC Company and any other Person.  No TLC Company has liability for the Taxes of any Person other than such TLC Company (i) as a transferee or successor, (ii) by Contract or (iii) otherwise.  No TLC Company is a party to any joint venture, partnership or other arrangement that is, or could be, treated as a partnership for federal income tax purposes.

(g)           No TLC Company has been a member of an affiliated group filing a consolidated federal income Tax Return.

(h)           No TLC Company has been a “United States real property holding corporation”(as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.  No TLC Company or the Shareholder is a “foreign person”(as defined in Section 1445 of the Code).  No TLC Company is a party to any Contract, arrangement or plan that has resulted or could result, individually or in the aggregate, in the payment of (i) any “excess parachute payment” (as defined in Section 280G of the Code or any corresponding provision of state, local or foreign Tax Law), (ii) any amount that will not be fully deductible as a result of Section 162(m) of the Code (or any corresponding provision of state, local or foreign Tax Law) or (iii) any amount which may subject the recipient of such payment to excise Tax pursuant to Section 4999 of the Code (or any corresponding provision of state, local or foreign Tax Law).  No TLC Company has participated in or cooperated with an “international boycott”(as defined in Section 999 of the Code).  No TLC Company has engaged in any “reportable transaction” as defined in Section 1.6011-4 of the Treasury regulations.

3.10        Compliance with Law.

(a)           The TLC Companies have complied in all material respects with and are not in violation of any applicable Law to which a TLC Company or the Business or Assets are or have been subject.  No event has occurred and no circumstances exist that (with or without the passage of time or the giving of notice, or both) may result in a violation of, conflict with or the failure on the part of any TLC Company to comply with, any applicable Law.  Neither the Shareholder, T. Longaberger or any TLC Company has received notice regarding any violation of, conflict with or failure to comply with any applicable Law by, or which may affect, any TLC Company, its Business or Assets.  No investigation or review by any Governmental Entity with respect to any TLC Company is threatened or pending.

(b)           No TLC Company or, to the knowledge of T. Longaberger or the Shareholder, any director, officer, agent, employee or other person acting on behalf of a TLC Company has, in the course of its, his or her actions for, or on behalf of, the TLC Company (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity or (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee or Governmental Entity from corporate funds.  Each TLC Company carries on and conducts, and has carried on and conducted at all times, its business in compliance with U.S. and foreign Laws governing international business activities, including export control laws, trade and economic sanctions and the Foreign Corrupt Practices Act.  No TLC Company’s Assets have been, are not, and will not be derived from or commingled with proceeds of any activities that are proscribed by the Foreign Corrupt Practices Act and other Laws relating to bribery or corruption, and were not procured or obtained through any payments to or for the benefit of officials of any Governmental Entity or to any other Person, regardless of the form, whether in money, property or services, to obtain favorable treatment in obtaining, retaining or directing business or to obtain special concessions or to pay for favorable treatment for business secured or for special concessions already obtained.  No TLC Company is currently nor has it been within the past five years, the target of any inquiry, investigation, settlement, plea agreement or enforcement Action by a U.S. or foreign Governmental Entity involving an alleged or suspected violation of U.S. Laws or foreign Laws governing international business activities, including export control laws, trade and economic sanctions and the Foreign Corrupt Practices Act.

(c)           No “fair price,” “moratorium,” “control share acquisition,” “interested stockholder,” “business combination” or other similar anti-takeover statute or regulation enacted under state or federal Laws in the United States is applicable to the TLC Company, the TLC Shares or the other Transactions contemplated by this Agreement.

(d)           Each TLC Company has complied and is in compliance in all material respects with all anti-pyramid scheme Laws, and no TLC Company has received any written notice from any Governmental Entity or written communications from any Person alleging that the business of TLC or any TLC Subsidiary has been or is being conducted or maintained in violation of any anti-pyramid scheme Law.

3.11        Licenses and Permits.

(a)           Each TLC Company owns, holds or lawfully uses in the operation of the Business all licenses, permits, consents and authorizations (international, federal, state and local) which are necessary or advisable for it to conduct the Business as currently conducted or for the ownership and use of the Assets owned or used by the TLC Companies in the conduct of the Business, free and clear of all Liens, other than Permitted Liens.  No Person other than the TLC Companies owns or has any proprietary, financial or other interest (direct or indirect) in any such licenses, permits, consents and authorizations (international, federal, state and local).  All such licenses, permits, consents and authorizations (international, federal, state and local) are valid and in full force and effect, are listed on Schedule 3.11, and none will be terminated or impaired or become terminable or impaired as a result of the Transactions.

(b)           No event has occurred and no circumstances exist that (with or without the passage of time or the giving of notice, or both) may result in a violation of, conflict with, failure on the part of any TLC Company to comply with the terms of, or the revocation, withdrawal, termination, cancellation, suspension or modification of, any license, permit, consent or authorization (international, federal, state and local).  No TLC Company is in default or violation of, and neither the Shareholder, any TLC Company or T. Longaberger has received notice regarding any claim of default or violation of, conflict with, failure to comply with the terms of, or any revocation, withdrawal, termination, cancellation, suspension or modification of, any license, permit, consent or authorization (international, federal, state and local).

3.12        Title to Personal Properties.

(a)           Schedule 3.12 sets forth a true and complete list of all the personal property Assets owned, leased or used by each TLC Company as of the Closing Date with a current book value in excess of $10,000, specifying whether and by whom each such Asset is owned or leased and, in the case of leased Assets, indicating the parties to, execution dates of, and annual payments under, such lease.

(b)           With respect to personal property Assets that are owned, including all Assets reflected as owned on the Balance Sheet, (other than inventory sold in the ordinary course of business since the date thereof), the TLC Company owning such Assets has good and valid title to all such Assets, free and clear of all Liens other than Permitted Liens.

(c)           With respect to personal property Assets that are leased, the TLC Company leasing such Asset has a valid leasehold interest in such leased Assets and all such leases are in full force and effect and constitute valid, binding and enforceable obligations of the parties thereto, except as may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting or relating to creditors’ rights generally and (ii) the availability of injunctive relief and other equitable remedies.  No TLC Company or any other party thereto is in breach of any of the terms of any such lease.

(d)           Other than a TLC Company, holders of Permitted Liens (solely to the extent of such Permitted Liens) and lessors of leased Assets (solely to the extent of their interest in such leased Assets), no Person has any interest in any equipment or other tangible Assets used in the Business.

3.13        Condition and Sufficiency of Assets.  All buildings, plants, leasehold improvements, structures, facilities, equipment and other items of tangible property and Assets which are owned, leased or used by the TLC Companies have been properly maintained and serviced, are in good operating condition and repair (subject to normal wear and tear given the use and age of such Assets), are usable in the ordinary course of business and conform in all material respects to all Laws relating to their construction, use and operation.  The tangible and intangible Assets owned or leased by or licensed to the TLC Companies constitute all the assets and properties necessary or advisable to permit the TLC Companies, from and after the Closing, to conduct the Business in the same manner as the TLC Companies have conducted such Business in the past.

3.14        Real Property.

(a)           Schedule 3.14 contains a list of all Real Property and interests in Real Property currently leased or owned by each TLC Company and includes all interests in Real Property used in or necessary for the conduct of the Business and operations of the TLC Companies as currently conducted.

(b)           With respect to the leased Real Property, the Shareholder has delivered to the Company true and complete copies of all leases and subleases pursuant to which each TLC Company is a party or by which it is bound, and no party is in default or received notice of default under such leases or subleases.  With respect to the Real Property owned by the TLC Companies, the TLC Company owning such Real Property has good and marketable title to the Real Property, free and clear of all Liens.  The Shareholder has delivered to the Company true and complete copies of the following:  (i) all deeds pursuant to which each TLC Company acquired title, and (ii) all owner’s policies of title insurance, together with copies of listed exceptions to title, covering such Real Property.  Except as set forth to the contrary in any Leases, the TLC Company owning such Real Property has peaceful, undisturbed and exclusive possession of the Real Property.  Neither the Shareholder, T. Longaberger or any TLC Company has received notice of any outstanding claims under any expired leases or subleases to which any TLC Company is or was a party.

(c)           The uses for which the buildings, facilities and other improvements located on the Real Property are zoned do not restrict or impair the use of the Real Property for purposes of the Business of the TLC Companies.

(d)           No Governmental Entity having the power of eminent domain over the Real Property has commenced or threatened to exercise the power of eminent domain or a similar power with respect to all or any part of the Real Property.  Neither the Shareholder, T. Longaberger or any TLC Company has received notice of any pending or threatened condemnation, fire, health, safety, building, zoning or other land use regulatory proceedings, lawsuits or administrative Actions relating to any portion of the Real Property or any other matters which materially adversely affect the current use, occupancy or value thereof.  Neither the Shareholder, T. Longaberger or any TLC Company has received notice of any pending or threatened special assessment proceedings affecting any portion of the Real Property.

(e)           The Real Property and all present uses and operations of the Real Property comply with all Laws, covenants, conditions, restrictions, easements, disposition agreements and similar matters affecting the Real Property.  The Real Property and the continued use, occupancy and operation as used, occupied and operated in the conduct of the Business, do not constitute nonconforming uses and are not the subject of any special use permit under any Law.

(f)            The Real Property is in suitable condition for the TLC Companies’ Business as currently conducted.  The TLC Company owning or leasing such Real Property has good and valid rights of ingress and egress to and from all Real Property from and to the public street systems for all usual street, road and utility purposes.

(g)           Except as otherwise set forth in leases to the contrary, no Person, other than the TLC Company owning or leasing such Real Property, is in possession of any of the Real Property or any portion thereof, and there are no leases, subleases, licenses, concessions or other agreements, written or oral, granting to any Person, other than the applicable TLC Company, the right of use or occupancy of the Real Property or any portion thereof.  No easement, utility transmission line or water main located on the Real Property adversely affects the use of the Real Property or any improvement on the Real Property.

(h)           All water, sewer, gas, electric, telephone, internet and drainage facilities, and all other utilities required by any Law or by the use and operation of the Real Property in the conduct of the Business are installed to the property lines of the Real Property, are connected pursuant to valid permits to municipal or public utility services or proper drainage facilities, are fully operable and are adequate to service the Real Property in the operation of the Business and to permit compliance with the requirements of all Laws in the operation thereof.  No fact or condition exists which could result in the termination or reduction of the current access from the Real Property to existing roads or to sewer or other utility services presently serving the Real Property.

3.15        Intellectual Property.

(a)           Schedule 3.15(a) lists (by name, owner and, where applicable, registration numbers and jurisdictions of registration, application, certification or filing) all Intellectual

Property that is used in or necessary for the Business as currently conducted.  Each TLC Company owns the entire right, title and interest in and to all its Intellectual Property, free and clear of all Liens other than Permitted Liens.

(b)           Schedule 3.15(b) lists all licenses, sublicenses and other agreements pursuant to which a third party authorizes any TLC Company to use, practice any rights under, or grant sublicenses with respect to, any Intellectual Property owned by such third party, including the incorporation of any such Intellectual Property into the Products of a TLC Company and, with respect to each license, whether the license is exclusive or non-exclusive and its term.

(c)           Schedule 3.15(c) lists all licenses, sublicenses and other agreements pursuant to which any TLC Company authorizes a third party to use, practice any rights under, or grant sublicenses with respect to, any of its Intellectual Property or pursuant to which any TLC Company grants rights to use or practice any rights under any Intellectual Property owned by a third party and, with respect to each license, whether the license is exclusive or non-exclusive and its term.

(d)           The Intellectual Property of the TLC Companies constitutes all the Intellectual Property used in or necessary for the operation of the Business as currently conducted, and, other than as set forth on Schedule 3.15(d) with respect to those licenses that cannot be transferred, will remain, as applicable, owned by the TLC Companies and in full force and effect upon the consummation of the Transactions.

(e)           All registration, maintenance and renewal fees related to a TLC Company’s Intellectual Property and any other certifications, filings or registrations that are included in its Intellectual Property that are currently due have been paid and all documents, and certificates related to such Intellectual Property have been filed with the relevant Governmental Entity or other authorities in the United States or foreign jurisdictions, as applicable, for the purposes of maintaining such Intellectual Property.  All of the TLC Companies’ Intellectual Property is, and will continue to be after the Closing Date, valid, in good standing, held in compliance with all applicable legal requirements and enforceable by the TLC Companies.

(f)            Each TLC Company owns or has legal right to use all of its Intellectual Property, free and clear of all Liens.  There are no challenges, oppositions or cancellation or interference proceedings (or any basis therefor) with respect to the validity or enforceability of any TLC Company’s Intellectual Property.  Schedule 3.15(f) lists the status of any Actions before the United States Patent and Trademark Office or any other Governmental Entity anywhere in the world related to the TLC Companies’ Intellectual Property, including the due date for any outstanding response by a TLC Company in such Actions.  Neither the Shareholder, T. Longaberger or any TLC Company has taken any action or failed to take any action that could reasonably be expected to result in the abandonment, cancellation, forfeiture, relinquishment, invalidation, waiver or unenforceability of any TLC Company’s Intellectual Property.

(g)           None of the Products or services currently or formerly developed, manufactured, sold, distributed, provided, shipped or licensed by the TLC Companies, or which are currently under development, has infringed or infringes upon, or otherwise unlawfully used or uses, the Intellectual Property rights of any third party.  The TLC Companies’ Intellectual

Property has not infringed or infringes upon, or otherwise unlawfully used or uses, any Intellectual Property of a third party.  Neither the Shareholder, T. Longaberger or any TLC Company has received any communication alleging that any TLC Company or any of its Products, services, activities or operations infringe upon or otherwise unlawfully uses any Intellectual Property of a third party nor is there any basis for any claim of infringement or unlawful use.  No Action has been instituted or threatened relating to any Intellectual Property formerly or currently used by the TLC Companies.  No Person has infringed or is infringing any Intellectual Property rights of the TLC Companies or has otherwise misappropriated or is otherwise misappropriating or unlawfully using the TLC Companies’ Intellectual Property.

(h)           With respect to the TLC Companies’ Proprietary Information, the documentation relating thereto is current, accurate and sufficient in detail and content to identify and explain it and to allow its full and proper use without reliance on the special knowledge or memory of others.  The TLC Companies have taken commercially reasonable steps to protect and preserve the confidentiality of all Proprietary Information owned by the TLC Companies.  Without limiting the generality of the foregoing, the Proprietary Information of the TLC Companies is not part of the public knowledge and has not been used or divulged for the benefit of any Person other than the TLC Companies. Any receipt or use by, or disclosure to, a third party of Proprietary Information owned by or pertaining to the TLC Companies has been pursuant to the terms of a binding written confidentiality agreement.  True and complete copies of all confidentiality agreements and any amendments thereto have been delivered to the Company.  Each TLC Company is, and, to the Shareholder’s and T. Longaberger’s knowledge, all other parties thereto are, in compliance with the provisions of the confidentiality agreements.  Each TLC Company is in compliance with the terms of all Contracts pursuant to which a third party has disclosed to, or authorized a TLC Company to use, Proprietary Information owned by such third party.

(i)            All current and former employees, consultants and contractors of each TLC Company have executed and delivered, and are in compliance with, enforceable agreements regarding the protection of the TLC Company’s Intellectual Property and have provided valid written current assignments of all Intellectual Property conceived or developed by such employees, consultants or contractors in connection with their services for the TLC Company.  True and complete copies of all such agreements have been delivered to the Company.  No such current or former employee, consultant or contractor or any other Person has any right, claim or interest in or to any of the TLC Companies’ Intellectual Property.

(j)            All Intellectual Property that has been distributed, sold or licensed to a third party by the TLC Companies that is covered by a representation or warranty conformed to or conforms to, and performed or performs in accordance with, the representations and warranties provided with respect to such Intellectual Property by or on behalf of the TLC Companies for the time period during which such representations and warranties apply.

(k)           The execution and delivery by the Shareholder, T. Longaberger and the TLC Companies of this Agreement do not, and the consummation by the Shareholder, T. Longaberger and the TLC Companies of the Transactions (in each case, with or without the giving of notice or lapse of time, or both), will not, directly or indirectly, result in the loss or impairment of any TLC Company’s Intellectual Property, or give rise to any right of any party to terminate or reprise or otherwise renegotiate a TLC Company’s rights to own any of its Intellectual Property or its rights under any license, nor require the consent of any Governmental Entity or other third party in respect of any such Intellectual Property.

3.16        Absence of Certain Changes or Events.  Except as otherwise set forth on the Schedule 3.16, since the date of the Balance Sheet:

(a)           there has been no event, occurrence, or fact, or any series of events, occurrences, or facts that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(b)           no TLC Company has amended or changed its Charter Documents;

(c)           no TLC Company has declared, set aside or paid any dividend or other distribution (whether in cash, stock or property) with respect to any Equity Securities or any other security;

(d)           no TLC Company has split, combined or reclassified any Equity Securities or other security, or issued, or authorized for issuance, any Equity Securities or other security;

(e)           no TLC Company has altered any term of any outstanding Equity Securities or other security;

(f)            no TLC Company has (i) increased or modified the compensation, including salary, bonuses, commissions or deferred compensation or benefits payable or to become payable by a TLC Company to any of its current or former directors, managers, employees, contractors or consultants, (ii) increased or modified any Benefit Plan, payment or arrangement made to, for or with any current or former directors, managers, employees, contractors or consultants of any TLC Company, (iii) entered into any employment, severance or termination agreement, or (iv) entered into any agreement or arrangement with any of its current or former directors, managers, employees, contractors or consultants providing any form of signing or stay on bonus or compensation;

(g)           other than the sale of inventory in the ordinary course of business, no TLC Company has sold, leased, transferred or assigned any Assets of such TLC Company;

(h)           except for the Stukey Indebtedness, no TLC Company has incurred, assumed or guaranteed any Indebtedness;

(i)            except for the Stukey Indebtedness, no TLC Company has created or assumed any Lien on any Asset, except for Permitted Liens;

(j)            no TLC Company has made any loan, advance or capital contribution to, or investment in, any Person;

(k)           no TLC Company has entered into any TLC Contract other than in the ordinary course of business;

(l)            other than in the ordinary course of business, (i) no TLC Contract has been modified (other than the Buy-Sell Agreement), (ii) no rights under any TLC Contract have been waived or accelerated and (iii) no TLC Contract that would be required to be listed as a TLC Contract pursuant to Section 3.17 if such Contract were in effect on the Closing Date, has been terminated or cancelled;

(m)          no TLC Company has sold, transferred, pledged or assigned, and there has been no reduction in the value of, any of its Intellectual Property;

(n)           there has not been any labor dispute or any activity or proceeding by a labor union or representative thereof to organize any employees of the TLC Companies;

(o)           there has not been any violation of or conflict with any Law to which the Business or Assets of the TLC Companies are subject;

(p)           neither the Shareholder, T. Longaberger or any TLC Company has agreed or entered into any arrangement to take any action which will result in any representation or warranty set forth in this Article III being untrue or incorrect on the Closing Date;

(q)           there has not been any damage, destruction or loss with respect to the Assets of the TLC Companies, whether or not covered by insurance;

(r)            neither the Shareholder, T. Longaberger or any TLC Company has made any change in accounting policies or practices;

(s)            neither the Shareholder, T. Longaberger or any officers or employees of any TLC Company has left or given notice he or she intends to leave the TLC Company;

(t)            except for the termination of Subchapter S election, neither the Shareholder, T. Longaberger or any TLC Company has made any Tax election, changed its method of Tax accounting or settled any claim for Taxes;

(u)           neither the Shareholder, T. Longaberger or any TLC Company has settled any Action, except for the Rachel Stukey settlement evidenced by the Redemption Agreement; and

(v)           neither the Shareholder, T. Longaberger or any TLC Company has agreed, whether in writing or otherwise, to do any of the foregoing.

3.17        Contracts.

(a)           Except as set forth on Schedule 3.17(a), no TLC Company is a party or is subject to, or its Assets are bound by any (“TLC Contracts”):

(i)            Contract for the purchase by a TLC Company of materials, supplies, goods, services, equipment or other assets;

(ii)           Contract for the sale by a TLC Company of materials, supplies, goods, services, equipment or other assets or that requires a TLC Company to purchase its total requirements of any product or service from a third party;

(iii)          employment, consulting, termination or severance Contract, other than any such Contract that is terminable at-will by a TLC Company without liability to the TLC Company;

(iv)          Contract containing noncompetition, nonsolicitation or confidentiality covenants restricting a TLC Company (including geographic restrictions);

(v)           partnership, joint venture or similar Contract;

(vi)          distribution, dealer, marketing, consultant, representative or sales agency Contract;

(vii)         maintenance Contract pursuant to which a TLC Company is rendering or responsible for providing maintenance services;

(viii)        Contract evidencing an obligation to purchase, sell, lease or sublease personal property or Real Property;

(ix)          guaranty, surety or contribution Contract or any Contract that provides for the indemnification by a TLC Company of any Person, the undertaking by a TLC Company to be responsible for consequential damages or the assumption by a TLC Company of any Tax, environmental or other liability;

(x)           Contract with any Governmental Entity;

(xi)          note, debenture, bond, equipment trust, letter of credit, loan or other Contract for Indebtedness or lending of money (other than to employees for travel expenses in the ordinary course of business) or any undertaking of the Indebtedness or Liability of any other Person;

(xii)         Contract for any capital expenditures or leasehold improvements;

(xiii)        Contract that grants any distribution rights either to or from a TLC Company in any market, field or territory;

(xiv)        Contract that relates to the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets or otherwise);

(xv)         license, sublicense, royalty or similar agreements;

(xvi)        collective bargaining Contract or other Contract with any labor organization, union or association;

(xvii)       Contract that contains exceptional or unusual terms or conditions or is not made at arm’s length and in the best interest of a TLC Company; or

(xviii)      Contract that is otherwise material to a TLC Company and not previously disclosed pursuant to this Section 3.17.

(b)           The TLC Contracts are in full force and effect and are in all material respects valid and binding obligations of the parties thereto, enforceable in accordance with their terms, and no defenses, off sets or counterclaims have been asserted or, to the knowledge of the Shareholder and T. Longaberger, may be made by any party thereto, nor has any TLC Company waived any right thereunder.

(c)           No TLC Company, and, to the knowledge of the Shareholder and T. Longaberger, any other party thereto, is in default in the performance, observance or fulfillment of any obligation, covenant, condition or other term contained in any TLC Contract, and no TLC Company has given or received notice to or from any Person relating to any such alleged or potential default that has not been fully cured.  No event has occurred which (with or without the giving of notice or lapse of time, or both) may conflict with or result in a violation or breach of, or give any Person the right to exercise any remedy under or accelerate the maturity or performance of, or cancel, terminate or modify, any TLC Contract.

(d)           Except as set forth in the Schedule 3.17(d), neither a TLC Company, T. Longaberger or the Shareholder is required to obtain any Consent under any of the TLC Contracts in connection with the execution and delivery by the Shareholder or the TLC Companies of this Agreement or the consummation of the Transactions.

(e)           The Shareholder has delivered true and complete copies of each TLC Contract to the Company.

3.18        Litigation.

(a)           Except as set forth on Schedule 3.18, there is no Action by any Person or Government Authority (i) pending or threatened against or affecting any TLC Company or its Assets, the Shareholder or T. Longaberger, (ii) that challenges or seeks to prevent, enjoin or otherwise delay the Transactions, (iii) that could result in a limitation on the right of the Company to own the TLC Shares or to control the TLC Companies, (iv) that could have the effect of restraining or prohibiting the Company’s ownership or operation (or that of its Subsidiaries or  Affiliates) of all or any portion of the Business or Assets of the TLC Companies, or (v) that could compel the Company or any of its Subsidiaries or Affiliates to dispose of or hold separate all or any material portion of the Business or Assets of any TLC Company.  No event has occurred or circumstances exist that may give rise or serve as a basis for any such Action.  There is no Action against any current or former director, officer or employee of any TLC Company with respect to which the TLC Company has or is reasonably likely to have an indemnification obligation.  There is no unsatisfied order, judgment, penalty or award against or affecting the TLC Companies or any of their Assets.

3.19        Employee Benefits.

(a)           Schedule 3.19(a) sets forth a true and complete list of all Benefit Plans sponsored, maintained or contributed to or required to be contributed to each TLC Company for the benefit of any present or former directors, employees, contractors or consultants of a TLC Company (each a “TLC Benefit Plan”).  No TLC Company has intent or commitment to create any additional Benefit Plans or amend any of its Benefit Plans.

(b)           The Shareholder has delivered to the Company a true and complete set of copies of (i) all TLC Benefit Plans (as well as all employee benefit plans as defined in Section 3(3) of ERISA that were terminated during the preceding five years and were intended at any time to be qualified under Section 401(a) of the Code) and related trust agreements, annuity contracts, other funding instruments, and all other material Contracts and agreements, including third party administration agreements and service agreements, maintained in connection with the operation of the TLC Benefit Plans, (ii) the latest IRS determination letter, if any, obtained with respect to any such TLC Benefit Plan intended to be qualified or exempt under Section 401 or 501 of the Code, as applicable; (iii) Forms 5500 and certified financial statements for the most recently completed three fiscal years for each TLC Benefit Plan required to file such form, together with the most recent actuarial report, if any, prepared by the TLC Benefit Plan’s enrolled actuary, (iv) all summary plan descriptions for each TLC Benefit Plan for which a summary plan description is required, if any, and summaries prepared for each other TLC Benefit Plan, if any, distributed to participants and beneficiaries and (v) any summaries of material modification, if any, concerning the TLC Benefit Plans.

(c)           Each TLC Benefit Plan has been maintained, operated and administered in all material respects in accordance with such TLC Benefit Plan’s respective terms, and in compliance with all applicable laws, including ERISA and the Code.  All reports, notices and disclosures required to be filed or furnished under the Code, ERISA or the terms of the TLC Benefit Plans with respect to each TLC Benefit Plan have been duly and timely filed or furnished.  Within the last three years, no TLC Company has participated in any voluntary compliance or self-correction programs established by the IRS with respect to any TLC Benefit Plan for which full correction has not been effectuated, or entered into a closing agreement with the IRS with respect to the form or operation of any TLC Benefit Plan for which all liabilities and obligations to such TLC Benefit Plan and any corresponding participants and beneficiaries have not been satisfied.  Each TLC Benefit Plan that is an “employee pension benefit plan” (as defined in Section 3(2) of ERISA) and which is intended to be qualified under Section 401(a) of the Code (a “Pension Plan”), has been determined by the Internal Revenue Service to be so qualified and no condition exists that would adversely affect any such determination.

(d)           Neither the Shareholder, any TLC Company or any ERISA Affiliate has within the last six years had an obligation to contribute to, or had any liability, including any contingent liability, with respect to, a “defined benefit plan,” as defined in Section 3(35) of ERISA, a pension plan subject to the minimum funding standards of Section 302 of ERISA or Section 412 of the Code, or a “multiemployer plan,” as defined in Section 3(37) of ERISA.

(e)           Neither the Shareholder, any TLC Company, any ERISA Affiliate or any trustee or agent of any TLC Benefit Plan has been or is currently engaged in any “prohibited transactions” (as defined by Section 406 of ERISA or Section 4975 of the Code) for which an exemption is not applicable which could subject the Shareholder, a TLC Company, any ERISA

Affiliate or any trustee or agent of any TLC Benefit Plan to the tax or penalty imposed by Section 4975 of the Code or Section 502 of ERISA.

(f)            With respect to each TLC Benefit Plan, there are no Actions, (other than routine claims for benefits in the ordinary course) pending or threatened against any such TLC Benefit Plan, the Shareholder, any TLC Company, any ERISA Affiliate or any trustee or agent of any such TLC Benefit Plan.

(g)           With respect to each TLC Benefit Plan to which the Shareholder, any TLC Company or any ERISA Affiliate is a party which constitutes a group health plan subject to Section 4980B of the Code, each such TLC Benefit Plan complies, and in each case has complied, with all applicable requirements of Section 4980B of the Code.  Each TLC Benefit Plan is, to the extent binding upon the TLC Benefit Plan, currently operating in material compliance with all regulations issued by the United States Department of Health and Human Services pursuant to the Health Insurance Portability and Accountability Act of 1996, as amended, including those regulations addressing the privacy, security, maintenance, disclosure, confidentiality, and transmission of certain health related information that are promulgated at 45 CFR Parts 160, 162 and 164, and have operated in material compliance with such regulations since the effective date of such regulations.

(h)           Each TLC Benefit Plan that is subject to the Patient Protection and Affordable Care Act of 2010, as amended (the “Affordable Care Act”) has been maintained and administered in compliance with the Affordable Care Act, including all notice and coverage requirements, and no Tax or liability has been or is expected to be incurred as a result of the application of the Affordable Care Act to such TLC Benefit Plan.

(i)            Full payment has been made of all amounts which the Shareholder, any TLC Company or any ERISA Affiliate was required to have paid as a contribution to any TLC Benefit Plan as of the last day of the most recent fiscal year of each TLC Benefit Plan ended prior to the Closing Date.

(j)            Each TLC Benefit Plan is, and its administration is and has been during the six-year period preceding the Closing Date, in compliance with, and none of the Shareholder, any TLC Company or any ERISA Affiliate has received any claim or notice that any such TLC Benefit Plan is not in compliance with, all applicable Laws and orders and prohibited transaction exemptions, including to the extent applicable, the requirements of ERISA.

(k)           Neither the Shareholder, any TLC Company or any ERISA Affiliate is in default in performing any of its contractual obligations under any of the TLC Benefit Plans or any related trust agreement or insurance contract.

(l)            There are no outstanding liabilities of any TLC Benefit Plan other than liabilities for benefits to be paid to participants in any TLC Benefit Plan and their beneficiaries in accordance with the terms of such TLC Benefit Plan.

(m)          The Shareholder and/or each TLC Company (and each ERISA Affiliate if applicable) has the right under the terms of each TLC Benefit Plan and under applicable Law to amend, revise, merge or terminate such plan (or its participation in such plan) or transfer the assets of such plan to another arrangement, plan or fund at any time exclusively by action of a TLC Company, and no additional contributions would be required to properly effect such termination.

(n)           No TLC Benefit Plan other than a Pension Plan, retiree medical plan or severance plan, provides benefits to any individual after termination of employment.

(o)           Except as set forth on Schedule 3.19(o), the consummation of the Transactions will not (either alone or in conjunction with any other event) (i) entitle any current or former director, employee, contractor or consultant of any TLC Company to severance pay, unemployment compensation or any other payment, (ii) accelerate the time of payment or vesting or increase the amount of compensation due to any such director, employee, contractor or consultant or result in the payment of any other benefits to any Person or the forgiveness of any Indebtedness of any Person, (iii) result in any prohibited transaction described in Section 406 of ERISA or Section 4975 of the Code for which an exemption is not available or (iv) result in the payment or series of payments by the Shareholder or any TLC Company to any Person of an “excess parachute payment”(as defined in Section 280G of the Code).

(p)           With respect to each TLC Benefit Plan that is funded wholly or partially through an insurance policy, all premiums required to have been paid as of the Closing Date under such insurance policy have been paid, and, as of the Closing Date, there are no liabilities of the Shareholder, any TLC Company or any ERISA Affiliate under any insurance policy or ancillary agreement with respect to such insurance policy in the nature of a retroactive rate adjustment, loss sharing arrangement or other actual or contingent liability arising wholly or partially out of events occurring prior to the Closing Date.

(q)           Each TLC Benefit Plan that constitutes a “welfare benefit plan,”(as defined in Section 3(1) of ERISA) and for which contributions are claimed by the Shareholder, the TLC Company or any ERISA Affiliate as deductions under any provision of the Code, is in compliance with all applicable requirements pertaining to such deductions.  With respect to any “welfare benefit fund” (as defined in Section 419 of the Code) related to a welfare benefit plan, there is no disqualified benefit (within the meaning of Section 4976(b) of the Code) that would result in the imposition of a Tax under Section 4976(a) of the Code.  All welfare benefit funds intended to be exempt from Tax under Section 501(a) of the Code have been determined by the IRS to be so exempt and no event or condition exists which would adversely affect any such determination.

(r)            Each TLC Benefit Plan which is a “non-qualified deferred compensation plan” (as such term is defined in Section 409A(d)(1) of the Code) (i) was, for the period beginning on the later of (A) January 1, 2005, or (B) the date of the inception of such TLC Benefit Plan (as determined under Section 409A of the Code (the “Establishment Date”)), and ending on December 31, 2008, administered in good faith compliance with the requirements of Section 409A of the Code and applicable guidance issued thereunder, (ii) has been, since the later of (A) January 1, 2009, or (B) the Establishment Date, administered in compliance with the requirements of Section 409A of the Code and the final regulations issued and outstanding thereunder, and (iii) has been, since the later of (A) January 1, 2009, and (B) the Establishment Date, in a written form that complies with the requirements of Section 409A of the Code and final regulations issued and outstanding thereunder, such that, it could not reasonably be expected that, in the event of an audit by the IRS of either a TLC Company or any individual participating in such TLC Benefit Plan, the additional tax described in Section 409A(a)(1)(B) would be assessed against any such participant with respect to benefits due or accruing under such TLC Benefit Plan as a result of any event occurring prior to the Closing Date or the manner in which such plan or arrangement has been established or operated prior to the Closing Date.  Schedule 3.19(r) identifies each TLC Benefit Plan that is subject to Section 409A of the Code.  No TLC Company has elected to or is required to defer payment of amounts from a foreign entity which will be subject to the provisions of Section 457A of the Code.  No TLC Company has any obligation to gross-up, indemnify or otherwise reimburse any Person for any tax incurred by such person pursuant to Section 409A or Section 280G of the Code.

(s)            Except as set forth on Schedule 3.19(s), no TLC Benefit Plan is maintained outside the jurisdiction of the United States or covers any current or former employee, director, officer, partner, manager, member or consultant of any TLC Company residing or working outside the United States.

(t)            Neither the Shareholder, any TLC Company or any ERISA Affiliate has any duty or obligation to indemnify or hold another Person harmless for any liability attributable to any acts or omissions by such Person with respect to any TLC Benefit Plan.

(u)           No insurance policy or any other contract affecting any TLC Benefit Plan requires or permits a retroactive increase in premiums or payments thereunder.  The level of insurance reserves under each insured TLC Benefit Plan and any stop-loss insurance policy issued in connection with a TLC Benefit Plan is reasonable and sufficient to provide for all incurred but unpaid claims and claims reasonably expected to be incurred and reported.

(v)           No TLC Benefit Plan has at any time held any employer securities.

3.20        Labor and Employment Matters.

(a)           Schedule 3.20(a) sets forth (i) (A) a list of all directors, managers, employees, contractors and consultants of each TLC Company (including title and position) as of the Closing Date and (B) the compensation and benefits of each such director, employee, contractor and consultant and (ii) a list of all former directors, managers, employees, contractors and consultants of each TLC Company who are receiving benefits or scheduled to receive benefits in the future, and the pension benefit, medical insurance coverage and other benefits of each such former director, employee, contractor and consultant.  None of the above referenced benefits includes unusual or exceptional terms or conditions.  All directors, managers, officers, employees, contractors and consultants of each TLC Company may be removed or terminated by the TLC Company (or the Company after the Closing) at any time with or without cause, but only for reasons not prohibited by and otherwise consistent with federal, state and local Law and without any severance or other liability to any TLC Company or the Company.

(b)           No TLC Company is a party or subject to any labor union or collective bargaining agreement.  There are no pending or threatened labor disputes, work stoppages, requests for representation, pickets, work slow-downs due to labor disagreements or any Actions which involve the labor or employment relations of any TLC Company.  There is no unfair labor practice, charge or complaint pending, unresolved or, threatened before the National Labor Relations Board.  No event has occurred or circumstance exists that may provide the basis of any work stoppage or other labor dispute.

(c)                                  Each TLC Company has complied with each, and is not knowingly in violation of any, Law relating to anti-discrimination and equal employment opportunities and there are, and have been, no violations of any other Law with respect to the hiring, hours, wages, occupational safety and health, employment, promotion, termination or benefits of any employee or other Person.  Each TLC Company has filed and/or posted all reports, information and notices required under any Law with respect to the hiring, hours, wages, occupational safety and health, employment, promotion, termination or benefits of any employee or other Person, and will timely file all such reports, information and notices required by any Law to be given prior to the Closing.  Each TLC Company has maintained all records required by any applicable federal, state or local employment Law, including but not limited to, time records, records required under Title VII of the 1964 Civil Rights Act, the American with Disabilities Act and the Occupational Safety and Health Administration Records and other similar records.

(d)                                 Each TLC Company has paid or properly accrued in the ordinary course of business all wages and compensation due to employees, including all vacations or vacation pay, holidays or holiday pay, sick days or sick pay and bonuses.

(e)                                  No TLC Company is a party to any Contract which restricts a TLC Company from relocating, closing or terminating any of its operations or facilities or any portion thereof.  No TLC Company has, since January 1, 2008, effectuated a “plant closing”(as defined in the WARN Act) or a “mass lay-off’ (as defined in the WARN Act), in either case affecting any site of employment or facility of a TLC Company, except in accordance with the WARN Act and any applicable state or local Laws.  The consummation of the Transactions will not create liability for any act by the Shareholder or any TLC Company on or prior to the Closing under the WARN Act or any other Law respecting reductions in force or the impact on employees of plant closings or sales of businesses.

(f)                                   Except as set forth on Schedule 3.20(f), each TLC Company has complied and is in compliance with the requirements of the Immigration Reform and Control Act of 1986.  The Shareholder Disclosure Schedule sets forth a true and complete list of all employees of the TLC Companies working in the United States who are not U.S. citizens and a description of the legal status under which each such employee is permitted to work in the United States.  All employees of the TLC Companies who are performing services for the TLC Companies in the United States are legally able to work in the United States and will be able to continue to work in the United States following the consummation of the Transactions.

(g)                                  Except as set forth on Schedule 3.20(g), no Person that was engaged by the TLC Companies as an independent contractor or in any other non-employee capacity can or will be characterized or deemed to be an employee of any TLC Company under applicable Law for any purpose whatsoever including, without limitation, for purposes of federal, state and local income taxation, workers’ compensation, unemployment insurance and eligibility for any TLC Company’s group benefit.

(h)                                 Except as set forth on Schedule 3.20(h), there are no covenants, agreements or restrictions, included but not limited to, employment not compete agreements, prohibiting, limiting or in any way restricting any employee of any TLC Company from engaging in any type of business activity in any location.  No employee, consultant or contractor of any TLC Company has been, is or will be, by performing services for a TLC Company, in violation of any term of any employment, invention disclosure or assignment, confidentiality, noncompetition or other restrictive covenant or agreement as a result of such employee’s, consultant’s or independent contractor’s employment by or contract with a TLC Company or any services rendered by such employee, consultant or independent contractor.

3.21                        Environmental.

(a)                                 The TLC Companies have obtained, and are in compliance with, all Environmental licenses, permits, consents and orders required by Environmental Law or Environmental Actions in connection with the operations of the Business and the Real Property, all of which are listed on Schedule 3.21(a).  All such licenses, permits, consents and orders are valid and in full force and effect and none will be terminated or impaired or become terminable as a result of the Transactions.  The TLC Companies have been, and are currently, in compliance with all Environmental Laws and final Environmental Actions.  Neither the Shareholder, T. Longaberger or any TLC Company has received notice alleging that a TLC Company is in violation of any Environmental Laws or final Environmental Actions.

(b)                                 There are no pending or threatened Environmental Actions against or affecting any TLC Company, and there are no facts or circumstances which could be expected to form the basis for any Environmental Action against a TLC Company.

(c)                                  No TLC Company has entered into, agreed to or is the subject of an Environmental Action relating to an investigation or cleanup of a Hazardous Material any Environmental Law.

(d)                                 No Lien has been attached to or asserted or threatened against the Assets, the Real Property or the rights of the TLC Companies pursuant to any Environmental Law or Environmental Action and there are no facts, circumstances or other conditions which could be expected to give rise to any Liens on or affecting the Assets or Real Property.

(e)                                  There has been no treatment, storage, disposal or Release of any Hazardous Material at, from, into, on or under any Real Property or any other property currently or formerly owned, operated or leased by any TLC Company in violation of any Environmental Laws or final Environmental Action.  No Hazardous Materials are present in, on, about or migrating to or from any Real Property that could be expected to give rise to the violation of an Environmental Law or give rise to an Environmental Action against any TLC Company.

(f)                                   No TLC Company has received a CERCLA 104(e) information request nor has any TLC Company been named as a potentially responsible party under CERCLA or any under analogous state Law.  No TLC Company has received an analogous notice or request from any non-U.S. Governmental Entity.

(g)                                  There are no aboveground or underground storage tanks on, under or about the Real Property.  Any aboveground or underground storage tanks previously located on, under or about the Real Property or any other property currently or formerly owned, operated or leased by any TLC Company or its Affiliates have been removed in accordance with all Environmental Laws and no residual contamination, if any, remains at such sites in excess of standards applicable to residential use of the Real Property.

(h)                                 No TLC Company has transported or arranged for the treatment, storage, handling, disposal or transportation of any Hazardous Material to any off-site location which is an environmental clean-up site, and none of the Real Property is an environmental clean-up site.

(i)                                     The Shareholder has provided to the Company true and complete copies of, or access to, all written environmental assessments, materials, reports, data, analyses and compliance audits that have been prepared by or on behalf of the TLC Companies with respect to the Real Property or any other real property formerly owned, operated or leased by the TLC Companies or their Affiliates.

3.22                        Insurance.

(a)                                 Schedule 3.22 sets forth (i) a true and complete list of each insurance policy and fidelity bond which covers each TLC Company and its Businesses and Assets, its directors, managers and employees and (ii) a list of all pending claims and the claims history for each TLC Company during the current year and the preceding three years (including with respect to insurance obtained but not currently maintained).  There are no pending claims under any of such policies as to which coverage has been questioned, denied or disputed by the insurer or in respect of which the insurer has reserved its rights.  Schedule 3.22 describes any self-insurance arrangement by or affecting the TLC Companies and the loss experience for all claims that were self-insured in the current year and the preceding three years.

(b)                                 All such insurance policies are issued by an insurer that is financially sound and reputable, are in full force and effect and are enforceable in accordance with their terms and will continue in full force and effect with respect to the TLC Companies following the Transactions.  Such policies provide adequate insurance coverage for the TLC Companies and their Business, Assets, directors, managers and employees and are sufficient for compliance with all Laws and Contracts to which any TLC Company is a party or by which it is bound.

(c)                                  All premiums due under such policies have been paid in full or, with respect to premiums not yet due, accrued.  Neither the Shareholder, T. Longaberger or any TLC Company has received a notice of cancellation of any policy or of any changes that are required in the conduct of the Business as a condition to the continuation of coverage under or renewal of any such policy.  There is no existing default or event which (with or without the giving of notice or lapse of time, or both) would constitute a default under any policy or induce any insurer to terminate or cancel any such policy.  Neither the Shareholder, T. Longaberger or TLC Company has knowledge of any threatened, or any basis for, termination of, or material premium increase with respect to any such policy and none of such policies provides for retroactive premium adjustments.

3.23                        Product Warranty.

(a)                                 There are no warranties (express or implied) outstanding with respect to any products currently or formerly manufactured, sold, distributed, provided, shipped or licensed (“Products”), or any services rendered, by the TLC Companies beyond that set forth in the standard conditions of sale or service or written warranty provided upon sale of a Product(which have been provided to the Company), except as identified in Schedule 3.23.

(b)                                 All Products that have been or are being tested, developed, labeled, stored, promoted, distributed, manufactured, sold and/or marketed by the TLC Companies have been and are being tested, developed, labeled, stored, promoted, distributed, manufactured, sold and/or marketed in compliance with all Product specifications, all express and implied warranties and all requirements under applicable Law.

(c)                                  There are no design, manufacturing or other defects, latent or otherwise, with respect to any Product and such Products are not toxic when used in accordance with their intended use.  Each Product that has been manufactured, sold, distributed, provided, shipped or licensed contained all warnings required by applicable Law and such warnings have been in accordance with reasonable industry practice.

(d)                                 No TLC Company has any material liability arising out of any injury to individuals or property as a result of the ownership, possession or use of any Product.  No TLC Company or any of its suppliers have committed any act or failed to commit any act, which would result in, and there has been no occurrence which would give rise to or form the basis of, any product liability, product defect or liability for breach of warranty in excess of Ten Thousand Dollars ($10,000) (whether covered by insurance or not) on the part of the TLC Company with respect to any Product.

(e)                                  No TLC Company nor any of its suppliers has voluntarily made, or been required by any Governmental Entity to make, any recall of, or suspend or discontinue, any Product.  There are no facts, circumstances or conditions that would reasonably be expected to form the basis for any Action with respect to a recall, suspension or discontinuance of any Product.  Since December 31, 2007, there has been no inspections, inspection reports or other written correspondence from any Governmental Entity that asserts or alleges that the operation of any TLC Company is or was not or may not be in compliance with any applicable Laws or regulatory requirement.

(f)                                   The Financial Statements reflect adequate reserves (in accordance with GAAP) for Product design and warranty claims and other damages in connection with any Product manufactured, sold, distributed, shipped or licensed, or service rendered, by the TLC Companies on or prior to date of Balance Sheet.  The accounting records of each TLC Company will reflect adequate reserves (in accordance with GAAP) for all such claims in connection with Products manufactured, sold, distributed, shipped or licensed, or services rendered by, a TLC Company from date of the Balance Sheet to the Closing Date.

3.24                        Books and Records.  The minute books (containing the records of the meetings, or written consents in lieu of such meetings, of the stockholders, members, the board of directors or managers and any committees of the board of directors or managers), the stock certificate books and the stock record books of each TLC Company are correct and complete and have been maintained in accordance with sound business practices.  The minute books of each TLC Company contain true and complete records of all meetings or actions taken by written consent of the stockholders, members, the board of directors or managers and any committees of the board of directors or managers of the TLC Company, and no meeting or action by written consent in lieu of such meeting, of any such stockholders, members, the board of directors or managers or committee of such board of directors or managers, has been held for which minutes have not been prepared and not contained in the minute books.  All of the books and records of each TLC Company, including minute books, are in the possession of the TLC Companies.  Current, true and correct copies of the minute books have been provided to the Company.

3.25                        Suppliers and Customers.  Schedule 3.25 sets forth (i) each supplier material to the TLC Companies, (ii) each supplier who constitutes a sole source of supply to the TLC Companies, and (iii) each customer that is material to any TLC Company or has contributed in excess of five percent (5%) of the TLC Companies’ revenues for the most recent fiscal year.  The relationships of the TLC Companies with each such supplier and customer are good commercial working relationships. No such supplier or customer has canceled or otherwise terminated or materially modified, or threatened to cancel or otherwise terminate or materially modify, its relationship with any TLC Company.  Neither the Shareholder, T. Longaberger or TLC Company has received notice or has reason to believe that any such supplier or customer may cancel or otherwise materially modify its relationship with a TLC Company or limit its supply of services, supplies or materials to, or its purchases of products, materials, goods or services from, a TLC Company, either as a result of the Transactions or otherwise.  No supplier or customer of any TLC Company which was a material customer of or supplier to each TLC Company during the prior fiscal year has terminated its relationship with a TLC Company or been terminated by a TLC Company.

3.26                        Consultants.  The Shareholder has provided the Company with a list of the names and addresses of all current and former Consultants of the TLC Companies, copies of all Consultant Agreements and other Contracts with any TLC Company and the compensation paid to each Consultant for the past five fiscal years.  Except as set forth on Schedule 3.26 there are no suits, actions, claims, inquiries, investigations, legal, administrative or arbitration proceedings pending or, to the knowledge of the Shareholder, T. Longaberger or any TLC Company, threatened, against or affecting the Shareholder, T. Longaberger or any TLC Company or its directors, managers, officers or employees by any Consultant or pending or threatened by any TLC Company against a Consultant.  Except as set forth on Schedule 3.26, each a Consultant is in compliance with such Consultant’s Independent Consultant Agreement with the applicable TLC Company, the related Policies and Procedures and the other rules and regulations relating to such TLC Company’s Consultants.  Since December 31, 2011, no TLC Company has received any notice from any Consultant of his or her intention to alter or terminate his or her business relationship with a TLC Company or to compete in any way with any TLC Company.

3.27                        Brokers or Finders.  Other than as set forth on Schedule 3.27, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Shareholder, T. Longaberger or any TLC Company.

3.28                        Bank Accounts.  Schedule 3.28 sets forth the name of each bank, investment, safe deposit company or other financial institution in which each TLC Company has an account, lock box or safe deposit box, a list of each deposit, savings, brokerage, securities or similar account and the names of all persons authorized to draw thereon or have access thereto.  All payments made by the TLC Companies have been made in the ordinary course through banking channels.

3.29                        Powers of Attorney.  There are no outstanding powers of attorney executed by or on behalf of any TLC Company in favor of any Person.

3.30                        Support Services.  Neither the Shareholder or T. Longaberger provides support or other services to any TLC Company.

3.31                        Loans to or from Directors, Managers, Employees, or Consultants.  Except as set forth on Schedule 3.31, no TLC Company has loaned any monies to or borrowed any monies from, any director, manager or employee of, or consultant to, a TLC Company.

3.32                        Arms-Length Transactions.  Except as set forth on Schedule 3.32, all of the material transactions with any Person by the TLC Companies have been conducted on an arms-length basis.  Except as set forth on Schedule 3.32, (i) neither the Shareholder or any director, manager, officer or employee of any TLC Company or its Affiliates has any direct or indirect interest, profit participation or ownership (other than through non-controlling investments in securities of publicly-held corporations) in businesses which are competitors of any TLC Company and (ii) none of the Shareholder or any officer, director or employee of any TLC Company or its Affiliate is an Affiliate of any Person that has a material business relationship with any TLC Company.

3.33                        Indebtedness.  The Shareholder has extinguished, or caused to be extinguished, (i) all Indebtedness of any TLC Company to the Shareholder or T. Longaberger and (ii) all guarantees by any TLC Company of any Indebtedness of the Shareholder, and the Shareholder has released, or caused to be released, all Liens in and upon any of the Assets of the TLC Companies and the TLC Shares, other than Permitted Liens.

3.34                        Solvency.

(a)                                 The fair value of each TLC Company’s assets exceeds the amount of such TLC Company’s existing debts and liabilities (including known contingent liabilities).  Each TLC Company’s Assets do not constitute unreasonably small capital to carry on its Business for the current fiscal year as now conducted and as proposed to be conducted, including its capital needs taking into account the particular capital requirements of the Business conducted by such TLC Company and projected capital requirements and capital availability thereof.  The current cash flow of each TLC Company, together with the proceeds each TLC Company would receive were it to liquidate all of its Assets, after taking into account all anticipated uses of the cash, would be sufficient to pay all amounts on or in respect of its debt when such amounts are required to be paid.  Each TLC Company is, and has been, able to timely pay its debts, liabilities and obligations.  No TLC Company intends to incur debts beyond its ability to pay such debts as they mature (taking into account the timing and amounts of cash to be payable on or in respect of its debts).

(b)                                 Immediately after the Closing, (i) the Shareholder will be solvent, will be able to pay the Shareholder’s debts as they mature and will have capital sufficient to carry on the Shareholder’s business and all businesses in which the Shareholder is about to engage, and (ii) the fair saleable value of the Shareholder’s assets (calculated on a going concern basis) will be in excess of the amount of the Shareholder’s liabilities.  No solvency proceeding of any character, including bankruptcy, receivership, reorganization, composition or arrangement with creditors (including any assignment for the benefit of creditors), voluntary or involuntary, affecting the business of the Shareholder, T. Longaberger or any TLC Company (other than as a creditor) is pending or is currently being contemplated by the Shareholder, T. Longaberger or TLC Company or is being threatened against any Shareholder, T. Longaberger or any TLC Company by any other Person.  Neither the Shareholder, T. Longaberger or any TLC Company has made any assignment for the benefit of creditors or taken any action in contemplation of, or which would constitute the basis for, the institution of any such insolvency proceedings.

3.35                        Investment Representations.

(a)                                 The Shareholder is an “accredited investor” as defined in the Securities Act and has such knowledge and experience in business and financial matters as to be capable of evaluating the merits and risks of the investment in the Note and the CVSL Shares issuable upon the Conversion and making an informed investment decision with respect thereto.  The Shareholder has experience in investing in restricted or illiquid securities of entities like the Note and the CVSL Shares.

(b)                                 The Shareholder has reviewed, understood and carefully considered the various risks of the Company and its business and affairs, including (without limitation) its proposed operations.  The Shareholder has no need for liquidity with respect to the Note and the CVSL Shares issuable upon the Conversion and is able, without significantly impairing its financial condition, to hold the Note and the CVSL Shares and bear the economic risk of an investment in the Note and the CVSL Shares for an indefinite time and can afford a complete loss of such investment.

(c)                                  The Shareholder (i) has been furnished or has had access to all information and the business records of the Company which it considers necessary or advisable to enable it to make an informed decision with respect to the purchase of the Note and the CVSL Shares issuable upon the Conversion; (ii) acknowledges that the Company makes periodic filings with the SEC and that the Shareholder has reviewed such filings; and (iii) has had an adequate opportunity to ask questions of, and receive answers from, the Company concerning any and all matters relating to (AA) the terms and conditions of this Agreement and the other documents necessary to effect the Transactions, (BB) the purchase of the Note and CVSL Shares issuable upon the Conversion, (CC) the business, operations, market potential, capitalization, financial condition and prospects of the Company and (DD) all other matters deemed relevant by the Shareholder.  The Shareholder has not relied on any statements or other information (oral or written) from the Company, or any of its Representatives, other than the information described in clause (i) above and other than the provisions of this Agreement and the other documents to effect the Transactions, in making its determination to acquire the Note and the CVSL Shares issuable upon the Conversion.

(d)                                 The Shareholder has not been induced to acquire the Note and CVSL Shares issuable upon the Conversion by any public solicitation or advertisement within the meaning of the Securities Act, and the Company, when issuing the Note and CVSL Shares, is relying upon, among other things, the representations and warranties of the Shareholder contained in this Section 3.35.

(e)                                  The Shareholder is acquiring the Note and the CVSL Shares issuable upon the Conversion for the Shareholder’s own account, for investment, not as a nominee or agent of any other Person, and not with a view to, or for resale in connection with, any distribution thereof within the meaning of the Securities Act.  The Shareholder has no present intention of selling, granting any participation in, or otherwise distributing or transferring the Note and the CVSL Shares issuable upon the Conversion.  Except as set forth in or contemplated by this Agreement, the Shareholder does not have any contract, undertaking, agreement, commitment or arrangement with any Person to sell or transfer, or grant any participation to any Person with respect to, any of the Note or the CVSL Shares issuable upon the Conversion.  In this Agreement, each agreement or covenant of the Shareholder not to sell (or resell) or transfer, or any other restriction of the Shareholder on selling (or reselling) or transferring, the Note and the CVSL Shares issuable upon the Conversion shall be broadly construed and shall include (without limitation) any assignment or transfer without value or consideration of, any grant of an option or right to acquire, any pledge,  hypothecation or encumbrance of, and any grant of a security interest or other interest in the Note and the CVSL Shares.

(f)                                   The Shareholder understands that the Note and the CVSL Shares issuable upon the Conversion will be characterized as “restricted securities” under the Securities Act inasmuch as this Agreement contemplates that, if acquired by the Shareholder pursuant hereto, the Note and the CVSL Shares will be acquired in a private transaction not involving a public offering within the meaning of the Securities Act, that is exempt from the registration requirements of the Securities Act.  The Shareholder understands that the Note and the CVSL Shares issuable upon the Conversion have not been, and are not being,  registered under the Securities Act or any Blue Sky Law or any securities laws of any state or jurisdiction.  The Shareholder further acknowledges that if the Note and the CVSL Shares issuable upon the Conversion are issued to the Shareholder in accordance with the provisions of this Agreement, the Note and the CVSL Shares may not be sold or transferred, or otherwise disposed of, without registration under the Securities Act or the existence of an exemption therefrom, and that in the absence of an effective registration statement covering the Note and CVSL Shares or any available exemption from registration under the Securities Act, the Note and the CVSL Shares must be held indefinitely. The Company may require an opinion of counsel, satisfactory to the Company, regarding the compliance with the applicable securities laws of any sale or transfer of the Note and the CVSL Shares issuable upon the Conversion.  The Shareholder will sell or transfer or otherwise dispose of the Note and the CVSL Shares only in a manner consistent with its representations, warranties and agreements set forth in this Agreement.  The Company is not nor will be under any obligation to register the Note and the CVSL Shares, or cause them to be registered, or to obtain or assist in obtaining any exemption from registration, for any resale or transfer of the Note and the CVSL Shares.  Rule 144 promulgated by the SEC is not available for the resale or transfer of any of the Note and the CVSL Shares issuable upon the Conversion, and any reliance on Rule 144 thereafter will be subject to compliance with all of the applicable conditions thereto.  The Shareholder is familiar with Rule 144 promulgated under the Securities Act, as presently in effect, and understands the resale limitations imposed thereby.

(g)                                  Each stock certificate representing the CVSL Shares issuable upon the Conversion shall bear a legend in substantially the following form:

“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED.  THE SHARES HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT WITH RESPECT TO THE SHARES OR THE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF SAID ACT THAT IS THEN APPLICABLE TO THE SHARES AS TO WHICH A PRIOR OPINION OF COUNSEL MAY BE REQUIRED BY THE ISSUER OR THE TRANSFER AGENT.”

The CVSL Shares issuable upon the Conversion will be subject to a stop-transfer order reflecting the restrictions on resale and transfer described in this Section 3.35.

3.36                        Completeness of Disclosure.

(a)                                 No representation or warranty by the Shareholder, T. Longaberger or any TLC Company in this Agreement, and no statement made by the Shareholder or T. Longaberger in the Shareholder Disclosure Schedule or any certificate or other document furnished or to be furnished to the Company pursuant hereto or in connection with the negotiation, execution or performance of this Agreement or conduct of due diligence, contains any untrue statement of a material fact or omits or will omit to state a material fact required to be stated herein or therein or necessary to make any statement herein or therein not misleading.  Except as specifically set forth in this Agreement or the Shareholder Disclosure Schedule, there are no facts or circumstances which, to the Shareholder’s, T. Longaberger’s or any TLC Company’s knowledge, could be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b)                                 All information provided to the Company by the Shareholder, T. Longaberger and the TLC Companies and all replies to the questions or requests for information provided by the Shareholder, T. Longaberger and the TLC Companies and their respective Representatives to the Company or its Representatives were when given, and remain, true, accurate and not misleading in all material respects, and there is no fact or matter which makes any such information untrue, inaccurate or misleading in any material respect or the disclosure of which might reasonably be expected to materially adversely affect the willingness of the Company to purchase the TLC Shares on the terms set forth in this Agreement.

(c)                                  No investigations by the Company, the Company’s Representatives or any other Person shall reduce or otherwise affect the obligations or liabilities of the Shareholder,

T. Longaberger or TLC Company with respect to any representations, warranties, covenants, or agreements made herein or in any Ancillary Document executed and delivered in connection with the Transactions.

(d)                                 Notwithstanding anything to the contrary contained herein, the representations made by T. Longaberger and Shareholder in Sections 3.5, 3.9 and 3.21 are made limited to her and its actual knowledge.

ARTICLE  IV
REPRESENTATIONS BY THE COMPANY

The Company represents and warrants to the Shareholder that each statement contained in this Article IV is true and correct as of the Closing Date, except as set forth in the in the disclosure schedule dated and delivered as of the date hereof by the Company to the Shareholder (the “Company Disclosure Schedule”), which is attached to this Agreement.  The Company Disclosure Schedule shall be arranged in sections corresponding to each Section and subsection of this Article IV.

4.1                               Organization and Good Standing.  The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Florida, has all requisite corporate power to own, lease and operate its properties and to carry on its business as now being conducted.

4.2                               Authority and Enforceability.  The Company has the requisite power and authority to enter into this Agreement and to consummate the Transactions.  The execution and delivery by the Company of this Agreement and the Ancillary Documents to which it is a party and the consummation by the Company of the Transactions have been duly authorized by all necessary corporate action on the part of the Company.  This Agreement and the Ancillary Document to which it is a party have been duly executed and delivered by the Company and, assuming due authorization, execution and delivery by the Shareholder, T. Longaberger and each TLC Company, constitute the valid and binding obligation of the Company, enforceable against it in accordance with their terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting or relating to creditors’ rights generally, and (ii) the availability of injunctive relief and other equitable remedies.

4.3                               No Conflicts; Authorizations.

(a)                                 The execution and delivery by the Company of this Agreement do not, and the consummation by the Company of the Transactions will not, (i) violate the provisions of any of the Charter Documents of the Company, (ii) violate any Contract to which the Company is a party, (iii) violate any Law of any Governmental Entity applicable to the Company on the Closing Date or (iv) result in the creation of any Liens upon any of the assets owned or used by the Company except in each such case where such violation or Lien would not reasonably be expected to impair materially the ability of the Company to perform its obligations under this Agreement or consummate the Transactions.

(b)                                 Other than the amendment of the Company’s Articles of Incorporation (as amended, the “Articles”) in order to create sufficient additional authorized shares of Common

Stock to effect the Conversion, no authorization or order of, registration, declaration or filing with, or notice to, any Governmental Entity or any other Person is required by or with respect to the Company in connection with the execution and delivery of this Agreement and the consummation of the Transactions, except for such authorizations, orders, registrations, declarations, filings and notices the failure to obtain or make which would not reasonably be expected to impair materially the ability of the Company to perform its obligations under this Agreement or consummate the Transactions.

4.4                               Purchase for Investment.  The TLC Shares to be acquired by the Company pursuant to this Agreement are being acquired for investment only and not with a view to any public distribution thereof.  The Company shall not offer to sell or otherwise dispose of, or sell or otherwise dispose of, the TLC Shares so acquired by it in violation of any of the registration requirements of the Securities Act.

4.5                               Brokers or Finders.  Except as disclosed on Schedule 4.5, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Affiliates.

4.6                               Litigation; Compliance with Law.  There is no Action pending or, to the Company’s knowledge, threatened, against the Company that reasonably could be expected to materially adversely affect the Company’s ability to consummate the Transactions.

4.7                               Ability to Perform Agreement.  To the Company’s knowledge, there is no occurrence, event or condition with respect to it that would prevent it from performing this Agreement in all material respects.  No solvency proceeding of any character, including bankruptcy, receivership, reorganization, composition or arrangement with creditors (including any assignment for the benefit of creditors), voluntary or involuntary, affecting the business of the Company (other than as a creditor) is pending or is currently being contemplated by the Company or is being threatened against the Company by any other Person.  The Company has not made any assignment for the benefit of creditors or taken any action in contemplation of, or which would constitute the basis for, the institution of any such insolvency proceedings.

4.8                               Company SEC Reports.

(a)                                 Since January 1, 2013 (the “Applicable Date”), the Company has filed or furnished, as applicable, on a timely basis all forms, statements, certifications, reports, and documents required to be filed or furnished by it with the SEC pursuant to the Exchange Act or the Securities Act (such forms, statements, certifications, reports, and documents, including any amendments thereto, whether filed or furnished before or after the date hereof, the (“Company SEC Reports”). Each of the Company SEC Reports, at the time of its filing or being furnished, complied or, if not yet filed or furnished, will comply in all material respects with the applicable requirements of the Securities Act, the Exchange Act, and the Sarbanes-Oxley Act, and any rules and regulations promulgated thereunder and any other Laws applicable to the Company SEC Reports. As of their respective dates (or, if amended prior to the date hereof, as of the date of such amendment), the Company SEC Reports did not, and any Company SEC Reports filed or furnished with the SEC subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. As of the date hereof, there are no material outstanding or unresolved comments received from the SEC with respect to any of the Company SEC Reports.

(b)                                 Since the Applicable Date, the Company has been and is in compliance in all material respects with the applicable provisions of (i) the Sarbanes-Oxley Act, (ii) the Exchange Act and the rules and regulations promulgated thereunder, and (iii) the Securities Act and the rules and regulations promulgated thereunder.

(c)                                  Since the Applicable Date, each of the consolidated balance sheets included in or incorporated by reference into the Company SEC Reports (including the related notes and schedules and as amended by subsequent Company SEC Reports) fairly presents in all material respects, or, in the case of Company SEC Reports filed after the date hereof, will fairly present in all material respects, the consolidated financial position of the Company and its consolidated Subsidiaries as of its date and each of the consolidated statements of stockholders’ equity, operations and cash flows included in or incorporated by reference into the Company SEC Reports (including any related notes and schedules) fairly presents in all material respects, or in the case of Company SEC Reports filed after the date hereof, will fairly present in all material respects, the financial position, results of operations and cash flows, as the case may be, of the Company and its consolidated Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to notes and year-end adjustments), in each case in accordance with GAAP as in effect on the date of such balance sheet or statement, except as may be noted therein.

4.9                               Completeness of Disclosure.  No representation or warranty by the Company in this Agreement, and no statement made by the Company in the Company Disclosure Schedule or in any certificate or other document furnished to the Shareholder pursuant hereto or in connection with the negotiation, execution or performance of this Agreement or conduct of due diligence, contains any untrue statement of a material fact or omits or will omit to state a material fact required to be stated herein or therein or necessary to make any statement herein or therein not misleading.

ARTICLE  V
COVENANTS OF THE PARTIES

5.1                               Access to Information.  Until the Closing, the Shareholder, T. Longaberger and the TLC Companies shall:

(a)                                 furnish to the Company and its Representatives all financial, operating,  and other data and information concerning the Business and the Assets as the Company or its Representatives shall from time to time reasonably request;

(b)                                 afford the Company and its Representatives access to the offices, properties, books, records, contracts, and documents (including Tax Returns filed and those in preparation) of the TLC Companies; and

(c)                                  give the Company and its Representatives the opportunity to ask questions of, and receive prompt answers from, the TLC Companies’ Representatives.

5.2                               Conduct Pending the Closing.  From the date of this Agreement until the Closing Date, except as otherwise agreed to in writing by the Company or otherwise permitted or contemplated by this Agreement, each TLC Company shall:

(a)                                 conduct its Business in the usual, regular, and ordinary course in substantially the same manner as heretofore conducted and use all reasonable best efforts to maintain and preserve the present business organization of such TLC Company intact and to keep available the services of the TLC Company’s present officers and employees and preserve the present relationships of the TLC Company with its suppliers and customers.

(b)                                 maintain the books, accounts and records of each TLC Company on a basis consistent with past practices and in a businesslike manner in accordance with sound commercial practice, and not institute or introduce any new methods of purchase, sale, accounting, billing, or operation relating to the TLC Companies that are not consistent with its past practices;

(c)                                  not increase the compensation payable to or to become payable to any officer, employee or independent contractor of any TLC Company from the current compensation levels of any such Person (other than previously scheduled or contractually agreed compensation increases);

(d)                                 not incur or agree to incur any liability (other than liabilities to third parties incurred in the ordinary course of business consistent with past business practices);

(e)                                  not create any new Lien on any Asset;

(f)                                   not sell, assign, lease or otherwise transfer or dispose of any of the TLC Shares or any Asset, except for sales of inventory in the ordinary course of business consistent with past business practices;

(g)                                  not incur any individual capital expenditure in excess of Ten Thousand Dollars ($10,000) or aggregate capital expenditures in excess of Twenty-Five Thousand Dollars ($25,000);

(h)                                 not declare a dividend or distribution of any money, property or asset to the Shareholder and not issue any debt securities of any TLC Company or any other debt security secured by any Asset;

(i)                                     not adopt any new Benefit Plan or arrangement;

(j)                                    not amend any Benefit Plan to accelerate the payment or vesting of any benefit or amount payable under such Benefit Plan or increase, extend, expand, or enhance, in any manner, the benefits payable under any Benefit Plan;

(k)                                 not amend its Articles of Incorporation or Bylaws or other Charter Documents; and/or

(l)                                     not take any other action that would cause any representation and warranty of any TLC Company or the Shareholder to be inaccurate as of the Closing Date.

5.3                               Company Consents.  Each TLC Company shall use its best efforts to obtain the Consents set forth on Schedule 3.4.  The TLC Companies shall promptly notify the Company of any failure or prospective failure to obtain any such Consent and, if requested, shall provide to the Company copies of the Consents obtained by the TLC Companies.

5.4                               Regulatory Approvals and Filings.  Each Party covenants and agrees to use its best efforts to promptly prepare and file all necessary permits, consents, approvals, and authorizations, and make all filings, with all Governmental Entities and all other Persons necessary or advisable to consummate the Transactions.  The Parties will cooperate with each other and their Representatives in the preparation of any documents or other materials that may be required by any Government Entity to consummate the Transaction.

5.5                               Cooperation.  The Shareholder, the TLC Companies and the Company shall consult with each other prior to making any filing with any Governmental Entity in connection with the Transactions and promptly after each such filing provide the other with a copy thereof.

5.6                               Public Announcements.  Neither the Company, the Shareholder or any TLC Company nor any of their respective Affiliates or Representatives, shall issue any press releases or otherwise make any public statements with respect to this Agreement and the Transactions without the prior written consent of the other Parties (such consent not to be unreasonably conditioned, withheld or delayed); provided that the Company, the Shareholder or the TLC Companies may, without such approval, make such press releases or other public announcement, including, but not limited to, oral statements, as it believes are required pursuant to any listing agreement with any national securities exchange or stock market or applicable securities Laws, in which case the Party required to make the release or announcement shall allow the other Party reasonable time to comment on such release or announcement in advance of such issuance; provided, further, that each of the Parties may make internal announcements to their respective employees that are consistent with the Parties’ prior public disclosures regarding the Transactions.

5.7                               Tax Matters.

(a)                                 Following the Closing, the Company shall prepare, or cause to be prepared, and timely file with the appropriate Governmental Entities all of the Tax Returns of each TLC Company that are due after the Closing Date (taking into account all applicable timely filed and valid extensions) for periods ending on or before the Closing Date.  With respect to any Tax Return of a TLC Company for a period that includes (but that will not end on) the Closing Date (a “Straddle Period”), the Company shall prepare such Tax Return in a manner consistent with the prior practice of the TLC Company unless otherwise required by applicable Tax Law, and shall furnish a copy of such Tax Return to the Shareholder for Shareholder’s review within a reasonable period before filing such Tax Return.

(b)                                 For the sole purpose of appropriately apportioning any Taxes of a TLC Company relating to a Straddle Period, the TLC Company will, when permitted, elect with the relevant Governmental Entity to treat for all purposes the Closing Date as the last day of a taxable period of the TLC Company.  In the case where applicable Law does not permit the TLC Company to treat the Closing Date as the last day of a taxable period, for purposes of this Agreement the portion of such Tax that is attributable to the TLC Company for the part of such Straddle Period that ends on the Closing Date shall be determined by assuming that the TLC Company had a taxable year that ended on the Closing Date and by apportioning income, gain, expenses, loss, deductions and credits based on an interim closing of the books as of the end of the Closing Date, except that property or ad valorem Taxes and similar Taxes shall be apportioned by assuming that an equal portion of such Tax for the entire Straddle Period is allocable to each day in such Straddle Period.

(c)                                  If any Tax Authority asserts a Claim, makes an assessment or otherwise disputes or affects the Tax reporting position of any TLC Company for any taxable period ending on or prior to the Closing Date (including that portion of a Straddle Period ending on the Closing Date), the Company shall provide written notice to the Shareholder thereof.  The Shareholder, at the Shareholder’s own expense, shall have the right to represent and control the interests of the TLC Company in any Tax relating to taxable periods of the TLC Company which end on or before the Pre-Closing Tax Period, excluding any Straddle Period, and to employ counsel of the Shareholder’s choice; provided, however, that the Company shall have the right to participate in, and consult with the Shareholder regarding, any such Tax Claim or Action that may affect a TLC Company for any periods ending after the Closing Date at the Company’s own expense and provided, further, that any settlement or other disposition of any such Tax Claims or Actions may only be with the written consent of the Company, which consent will not be unreasonably withheld. The Company shall control all Tax Claims or Actions relating to Post-Closing Tax Periods of the TLC Companies including any Straddle Period, provided, that any settlement or other disposition of any such Tax Claim or Action relating to a Straddle Period may only be made with the written consent of the Shareholder, which consent will not be unreasonably withheld.

(d)                                 All transfer, documentary, sales, use, stamp, registration, and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with the consummation of the Transactions contemplated by this Agreement shall be paid by the Shareholder when due, and the Shareholder shall, at the Shareholder’s own expense, file all necessary Tax Returns and other documentation with respect to all such Taxes, fees and charges, and, if required by applicable Law.

(e)                                  If there are any Tax allocation agreements, Tax sharing agreements or similar agreements or arrangements binding any TLC Company, any such agreements shall be terminated with respect to the TLC Company as of the day before Closing and, from and after the Closing Date, the TLC Companies shall have no obligation to make any payments in respect thereof to any Person for any period.

(f)                                   The Company and the Shareholder shall reasonably cooperate, and the Company shall cause TLC Companies to reasonably cooperate, to the extent reasonably requested by the other Party, in connection with the furnishing information relating to and the filing of Tax Returns of the TLC Companies and relating to any audit or other Action with respect to Taxes of the TLC Companies.  The Shareholder and the TLC Companies agree to retain all books and records with respect to Tax matters pertinent to the TLC Companies relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by the Company or the Shareholder, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any Tax authority.

5.8                               Amendment of the Articles, and Reincorporation or Surrender of Existing Outstanding Shares.  The Company covenants that, within one year from the Closing, it will (i) amend the Articles to increase the number of its authorized and unissued shares of Common Stock so as to provide for the Conversion, or (ii) reincorporate to Delaware and, as a part of such reincorporation, cause there to be sufficient authorized and unissued shares of Common Stock so as to provide for the Conversion, or (iii) cause the surrender by Rochon Capital Partners, Ltd. of a sufficient number of issued and outstanding shares of Common Stock to effect the Conversion.

5.9                               Reservation of Shares.  Following the amendment of the Articles, the reincorporation to Delaware, the Company shall reserve sufficient shares of Common Stock to allow for the Conversion.

5.10                        Registration Rights Agreement.  Upon the Conversion, the Company shall cause the Shareholder to be made a party to the Registration Rights Agreement dated September 25, 2012 between the Company and Rochon Capital Partners, Ltd.

5.11                        Voting Agreement.  The Shareholder will enter into a Voting Agreement with Rochon Capital Partners, Ltd. in the form attached hereto as Exhibit C (the “Voting Agreement”).

5.12                        Lock-Up Agreement.  Upon the Conversion, the Shareholder will enter into a Lock-Up Agreement in the form attached hereto as Exhibit D.

ARTICLE  VI
COVENANTS OF THE SHAREHOLDER, T. LONGABERGER AND
THE TLC COMPANIES

6.1                               Covenant to Satisfy Conditions.  The Shareholder, T. Longaberger and the TLC Companies shall use their best efforts to take or cause to be taken all actions, and to do or cause to be done all things, necessary, proper, and advisable under Laws to consummate and make effective the Transactions.

6.2                               No Shop.  The Shareholder, T. Longaberger and TLC Company covenant and agree to, not directly or through any Representative, solicit or respond favorably to any solicitation from or otherwise enter into negotiations or reach any agreement with any person or entity regarding (i) the merger or consolidation of any TLC Company, (ii) the sale of any of the Assets of any TLC Company (other than sales of inventory in the ordinary course of business consistent with past practices) or (iii) the sale of any of the Capital Stock of any TLC Company, or any options, convertible securities, convertible debt, or other rights to acquire any Capital Stock of any TLC Company, and to promptly (within one Business Day) furnish the Company copies of any proposals received from any Person proposing a transaction contemplated by this Section 6.2.  The Shareholder, T. Longaberger and the TLC Companies agree that the provisions of this Section 6.2 shall be binding on the Shareholder, T. Longaberger and the TLC Companies through and including the Closing Date.

6.3                               Insurance.  To the extent that a TLC Company shall be entitled, under the terms and conditions of “occurrence” based policies that are owned by any Affiliate of a TLC Company and in effect on the Closing Date, to coverage for losses suffered by a TLC Company after the Closing Date arising out of any occurrences covered by such policies occurring on or prior to the Closing Date, the TLC Company shall promptly notify such Affiliate of such circumstance.  The Shareholder shall cause the Affiliate to use such efforts and take such actions, at its expense, to recover such losses pursuant to such policies as it would use or take in conducting its own business in the ordinary course if such losses were suffered by such Affiliate.  In the event of any dispute regarding the date of any loss or occurrence, the terms of the applicable policy shall govern.  Without the prior written consent of the Company, the Shareholder shall not permit any Affiliate to waive, release or terminate rights under such policies to the extent such policies provide coverage to a TLC Company for events or occurrences taking place prior to the Closing Date.  The Company agrees that the Shareholder or any Affiliate may terminate the policies post-Closing so long as such termination does not materially and adversely affect a TLC Company’s rights under such policies with respect to pre-termination occurrences.

6.4                               Third Party Consents.  If any required Consent cannot be obtained prior to the Closing Date and such requirement has not been waived by the Company, the Shareholder will cooperate as reasonably necessary with the Company to obtain such Consent as soon as practical following the Closing.

6.5                               Employment Agreement.  The Company will enter into an employment agreement with T. Longaberger in the form attached hereto as Exhibit B (the “Longaberger Employment Agreement”).

ARTICLE  VII
THE COMPANY’S CONDITIONS TO CLOSING

The obligation of the Company to enter into and close the Transactions is, at the option of the Company, subject to the satisfaction on or before the Closing Date of the conditions set forth below, any of which may be waived by the Company in writing; provided, however, the Company’s election to proceed with the Closing of the Transactions shall not be deemed a waiver of any breach of any representation, warranty or covenant herein, whether or not known to the Company or existing on the Closing Date, and such action shall not prejudice the Company’s right to recover damages for such breach.

7.1                               Representations and Warranties.

(a)                                 No representation or warranty by the Shareholder, T. Longaberger or any TLC Company in this Agreement, and no statement made by the Shareholder, T. Longaberger or any TLC Company in the Shareholder Disclosure Schedule or in any certificate or other document furnished or to be furnished to the Company pursuant hereto or in connection with the negotiation, execution or performance of this Agreement or conduct of due diligence, contains any untrue statement of a material fact or omits or will omit to state a material fact required to be stated herein or therein or necessary to make any statement herein or therein not misleading as of the Closing Date.  Except as specifically set forth in this Agreement or the Shareholder Disclosure Schedule, there are no facts or circumstances which could be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b)                                 All information provided by the Shareholder, T. Longaberger and the TLC Companies to the Company and all replies to the questions or requests for information provided by the Shareholder, T. Longaberger the TLC Companies and their Representatives were when given, and remain, true, accurate and not misleading in all material respects as of the date of the Closing Date and there is no fact or matter which makes any such information untrue, inaccurate or misleading in any material respect or the disclosure of which might reasonably be expected to materially adversely affect the willingness of the Company to issue the Note and the CVSL Shares, issuable upon the Conversion, on the terms set forth in this Agreement.

7.2                               Covenants.  The agreements and covenants of the Shareholder, T. Longaberger and the TLC Companies to be performed or complied with on or before the Closing Date pursuant to this Agreement shall have been performed or complied with by them in all material respects.

7.3                               Consents and Approvals.  The consents and approvals of all third parties necessary to consummate the Transactions shall have been obtained.

7.4                               Opinion of Counsel.  The Company shall have received a legal opinion from counsel to the Shareholder and the TLC Companies, dated the Closing Date, in form and substance reasonably acceptable to the Company.

7.5                               Permits, Licenses, Consents, and Approvals.  The Company shall have received each of the permits, licenses, consents, approvals and governmental or regulatory authorizations required pursuant to Schedule 3.4, or necessary for the operation of the Business after the Closing.

7.6                               Absence of Restraint.  No order to restrain, enjoin or otherwise prevent the consummation of this Agreement or the Transactions shall have been entered and, on the Closing Date, there shall not be any pending or threatened litigation in any court, or any proceeding by or before any Governmental Entity, with a view to seeking to restrain or prohibit consummation of the Transactions or in which divestiture, recision or significant damages are sought in connection with the Transactions, and no investigation by any Governmental Entity shall be pending or threatened that might result in any such litigation or other proceeding.

7.7                               Certificates.  The TLC Companies and the Shareholder shall have delivered to the Company one or more certificates dated as of the Closing Date executed by the TLC Companies and the Shareholder (i) certifying to the effect set forth in Sections 7.1 and 7.2 hereof and (ii) certifying to all corporate and company action taken by the TLC Companies authorizing the Transactions, copies of which shall be attached to such certificate.

7.8                               Payments and Releases.  The Shareholder shall have paid for all legal, accounting, and other fees and expenses incurred by or on behalf of the Shareholder and the TLC Companies with respect to this Agreement, the Transactions and the Closing, and the Shareholder, at the request of the Company, shall deliver to the Company written releases in form and substance reasonably satisfactory to the Company, from all of the Shareholder’s and the TLC Companies’ law firms, accounting firms and others acknowledging that none of such releasing parties have any claim against the Company, any Shareholder or the TLC Company.

7.9                               No Material Adverse Change.  There shall have been no material adverse change in the Assets, Business, condition (financial or otherwise) or prospects of any TLC Company.

7.10                        Due Diligence Review.  The Company and the Company’s Representatives shall have completed a due diligence review of all of the TLC Companies’ Assets, liabilities (contingent or otherwise), claims and rights that is satisfactory to the Company, in the Company’s sole and complete discretion.

7.11                        Resignations of Officers.  The Company shall receive such written resignation from officer(s) of a TLC Company as agreed to by the Parties, with each such resignations effective immediately following the Closing.

7.12                        Election of New Officers.  The Board of Directors or managers of each TLC Company shall have adopted resolutions electing such officers as agreed to by the Parties effective immediately following the Closing.

7.13                        Resignations of Board of Directors/Managers.  The Company shall have received such written resignations from such members of the board of directors or managers of a TLC Company as agreed to by the Parties, with such resignations effective immediately following the Closing.

ARTICLE  VIII
THE SHAREHOLDER’S CONDITIONS TO CLOSING

The obligations of the Shareholder to perform the Shareholder’s obligations under this Agreement are, at the option of the Shareholder, subject to the satisfaction on or before the Closing Date of the conditions set forth below, any of which may be waived by the Shareholder in writing; provided, however, the election of the Shareholder to proceed with the Closing of the Transactions shall not be deemed a waiver of any breach of any representation, warranty or covenant herein, whether or not known to the Shareholder or existing on the Closing Date, and such action shall not prejudice the right of the Shareholder to recover damages for such breach.

8.1                               Representations and Warranties.  The representations and warranties of the Company in this Agreement shall be true and correct on the Closing Date.

8.2                               Covenants.  The agreements and covenants of the Company to be performed or complied with on or before the Closing Date pursuant to this Agreement shall have been performed or complied with by it in all material respects.

8.3                               Absence of Restraint.  No order to restrain, enjoin or otherwise prevent the consummation of this Agreement or the Transactions shall have been entered and, on the Closing Date, there shall not be any pending or threatened litigation in any court, or any proceeding by or before any governmental commission, board or agency, with a view to seeking to restrain or prohibit consummation of the Transactions or in which divestiture, recision or significant damages are sought in connection with the Transactions and no investigation by any governmental agency shall be pending or threatened that might result in any such litigation or other proceeding.

8.4                               Certificates.  The Company shall deliver to the Shareholder one or more certificates dated as of the Closing Date executed by the Company (i) certifying to the effect set forth in Sections 8.1 and 8.2 hereof and (ii) certifying to all corporate action taken by the Company authorizing the Transactions, copies of which shall be attached to such certificate.

ARTICLE  IX
INDEMNIFICATION

9.1                               Survival.

(a)                                 Except as set forth in Section 9.1(b), all representations and warranties contained in this Agreement, or in any Schedule, certificate or other document delivered pursuant to this Agreement, shall survive the Closing Date for a period of 24 months.

(b)                                 (i) The representations and warranties of the Shareholder and T. Longaberger contained in Sections 3.1 (Organization and Good Standing), 3.2 (Capitalization), 3.3 (Authority and Enforceability), 3.4 (No Conflicts; Authorizations), 3.12 (Title to Personal Properties), 3.15 (Intellectual Property ) 3.18 (Litigation), 3.27 (Brokers or Finders), (ii) the representations and warranties of the Company contained in Sections 4.1 (Organization and Good Standing), 4.2 (Authority and Enforceability) and 4.5 (Brokers or Finders), and (iii) any claims based upon, arising out of or otherwise with respect to fraud or intentional misrepresentation, shall survive the Closing indefinitely.  The representations and warranties of the Shareholder and T. Longaberger contained in Sections 3.6 (No Undisclosed Liabilities), 3.9 (Taxes), 3.19 (Employee Benefits) and 3.21 Environmental shall survive the Closing Date for a period of four years.

(c)                                  The covenants and agreements which by their terms do not contemplate performance after the Closing Date shall survive the Closing Date for a period of two years.  The covenants and agreements which by their terms contemplate performance after the Closing Date shall survive the Closing Date in accordance with their terms until 60 days following the expiration of any applicable statute of limitations (after giving effect to any waivers and extensions thereof).

(d)                                 The period for which a representation or warranty, covenant or agreement survives the Closing Date is referred to herein as the “Applicable Survival Period”.  In the event a Notice of Claim for indemnification under Section 9.2 or 9.3 is given within the Applicable Survival Period, the representation or warranty, covenant or agreement that is the subject of such indemnification claim (whether or not formal legal Action shall have been commenced based upon such claim) shall survive with respect to such claim until such claim is finally resolved.  The Indemnitor shall indemnify the Indemnitee for all Losses (subject to the limitations set forth herein, if applicable) that the Indemnitee may incur in respect of such claim, regardless of when incurred.

9.2                               Indemnification by the Shareholder and T. Longaberger.  The Shareholder and T. Longaberger jointly and severally, shall indemnify and defend the Company and its Affiliates (including, following the Closing Date, the TLC) and their respective stockholders, officers, directors, employees, agents, successors and assigns (the “Company Indemnitees”) against, and shall hold each and all of them harmless from, any and all losses, damages, claims (including third party claims), charges, interest, penalties, Taxes, diminution in value, costs and expenses (including legal, consultant, accounting and other professional fees, costs of sampling, testing, investigation, removal, treatment and remediation of contamination and fees and costs incurred in enforcing rights under this Article IX) (collectively, “Losses”) resulting from, arising out of, or incurred by the Company Indemnitee in connection with, or otherwise with respect to:

(a)                                 the failure or inaccuracy of any representation and warranty or other statement by the Shareholder, T. Longaberger or any TLC Company contained in this Agreement, the Shareholder Disclosure Schedule or any certificate or other document furnished or to be furnished or made available to the Company in connection with the Transactions, to be true and correct in all respects on the Closing Date;

(b)                                 any breach of any covenant or agreement of the Shareholder, T. Longaberger or any TLC Company contained in this Agreement, the Shareholder Disclosure Schedule or any certificate or other agreement or document furnished or to be furnished to the Company in connection with the Transactions;

(c)                                  any fees, expenses or other payments incurred or owed by the Shareholder, T. Longaberger or any TLC Company, or any agent, broker, investment banker or other firm or person retained or employed by it in connection with the Transactions; and

(d)                                 any Action against or any liabilities of any TLC Company arising or existing on or prior to the Closing Date, or to the extent caused by any breach, default, or action occurring prior to the Closing Date, any liabilities of any TLC Company arising after the Closing Date.

Notwithstanding the foregoing, that this Section 9.2 shall not apply with respect to any Loss relating to Taxes or to the extent that indemnification payments for such Losses have been made pursuant to Section 9.9.  Furthermore, notwithstanding anything to the contrary contained herein, the maximum indemnification liability under this Section 9.2 for T. Longaberger or the Shareholder shall not exceed $6,500,000.00 prior to the issuance of the CVSL Shares and after the issuance of the CVSL Shares, the greater of (i) $6,500,000.00, or (ii) the average value of the CVSL Shares for the five (5) trading days immediately prior to when an indemnification claim is made by CVSL.

9.3                               Indemnification by the Company.  The Company shall indemnify and defend the Shareholder and T. Longaberger against, and shall hold the Shareholder and T. Longaberger harmless from, any and all Losses resulting from, arising out of, or incurred in connection with, or otherwise with respect to:

(i)                                     the failure or inaccuracy of any representation and warranty or other statement by the Company contained in this Agreement, the Company Disclosure Schedule or any certificate or other document furnished or to be furnished to the Shareholder in connection with the Transactions, to be true and correct in all respects as of the Closing Date;

(ii)                                  any breach of any covenant or agreement of the Company contained in this Agreement or any other agreement or document furnished or to be furnished to the Shareholder in connection with the Transactions; and

(iii)                               any fees, expenses or other payments incurred or owed by the Company or any agent, broker, investment banker or other firm or person retained or employed by it in connection with the Transactions.

9.4                               Indemnification Procedures for Third Party Claims arising pursuant to Sections 9.2 and 9.3.

(a)                                 In the event that an Indemnitee receives notice of the assertion of any claim or the commencement of any Action by a third party in respect of which indemnity may be sought under the provisions of this Article IX, the Indemnitee shall promptly notify the Indemnitor in writing (a “Notice of Claim”) of such third party claim. Failure or delay in notifying the Indemnitor will not relieve the Indemnitor of any liability it may have to the Indemnitee, except and only to the extent that such failure or delay causes actual harm to the Indemnitor with respect to such third party claim  The Notice of Claim shall set forth the amount, if known, or, if not known, an estimate of the foreseeable maximum amount of claimed Losses (which estimate shall not be conclusive of the final amount of such Losses) and a description of the basis for such third party claim.

(b)                                 Subject to the further provisions of this Section 9.4, the Indemnitor will have 45 days (or less if the nature of the third party claim requires) from the date on which the Indemnitor received the Notice of Claim to notify the Indemnitee that the Indemnitor will assume the defense or prosecution of such third party claim and any litigation resulting therefrom with counsel of its choice (reasonably satisfactory to the Indemnitee) and at its sole cost and expense.  If the Indemnitor assumes the defense in accordance with the preceding sentence, the Indemnitor shall be conclusively deemed to have acknowledged that the third party claim is within the scope of its indemnity obligation hereunder and shall hold the Indemnitee harmless from and against the full amount of any Losses resulting therefrom (subject to the terms and conditions of this Agreement).  Any Indemnitee shall have the right to employ separate counsel and to participate therein, but the fees and expenses of such counsel shall not be at the expense of the Indemnitor unless (i) the Indemnitor shall have failed, within the time period specified, to assume the defense of such third party claim, or (ii) the employment of such counsel has been specifically authorized in writing by the Indemnitor, which authorization shall not be unreasonably withheld.

(c)                                  If the Indemnitor assumes the defense, it will take all steps necessary in the defense, prosecution or settlement of such claim or litigation and will hold all Indemnitees harmless from and against all Losses caused by or arising out of such third party claim.  The Indemnitor will not consent to the entry of any judgment or enter into any settlement except with the written consent of the Indemnitee; provided that the consent of the Indemnitee shall not be required if all of the following conditions are met: (i) the terms of the judgment or proposed settlement include as an unconditional term thereof the giving to the Indemnitee by the third party of a release of the Indemnitee from all liability in respect of such third party claim, (ii) there is no finding or admission of (A) any violation of Law by the Indemnitee (or any Affiliate thereof) or (B) any violation of the rights of any Person, (iii) there is no effect on any other Action or claims of a similar nature that may be made against the Indemnitee (or any Affiliate thereof), and (iv) the sole form of relief is monetary damages which are paid in full by the Indemnitor.  The Indemnitor shall conduct the defense of the third party claim actively and diligently, and the Indemnitee will provide reasonable cooperation in the defense of the third party claim.  So long as the Indemnitor is reasonably conducting the third party defense in good faith, the Indemnitee will not consent to the entry of any judgment or enter into any settlement with respect to the third party claim without the prior written consent of the Indemnitor (not to be unreasonably conditioned, withheld or delayed).  Notwithstanding the foregoing, the Indemnitee shall have the right to pay or settle any such third party claim, provided that in such event it shall waive any right to indemnity therefor by the Indemnitor for such claim unless the Indemnitor shall have consented to such payment or settlement (such consent not to be unreasonably conditioned, withheld or delayed).

(d)                                 In the event that an Indemnitee gives a Notice of Claim to the Indemnitor and the Indemnitor fails or elects not to assume the defense which the Indemnitor had the right to assume under this Section 9.4, the Indemnitee shall have the right, with counsel of its choice, to defend, conduct and control the defense, at the sole cost and expense of the Indemnitor.  In each case, the Indemnitee shall conduct the defense actively and diligently, and the Indemnitor will provide reasonable cooperation in the defense.  The Indemnitee shall have the right to consent to the entry of any judgment or enter into any settlement with respect to the third party claim on such terms as it may deem appropriate; provided, however, that the amount of any settlement made or entry of any judgment consented to by the Indemnitee without the consent of the Indemnitor shall not be determinative of the validity of the claim, except with the consent of the Indemnitor (not to be unreasonably conditioned, withheld or delayed).  Notwithstanding Section 10.8 hereof, in connection with any third party claim, the Indemnitor hereby consents to the nonexclusive jurisdiction of any court in which an Action in respect of a third party claim is brought against any Indemnitee for purposes of any claim that the Indemnitee may have under this Article IX with respect to such Action or the matters alleged therein and agrees that process may be served on the Indemnitor with respect to such a claim anywhere in the world.  If the Indemnitor does not elect to assume a third party defense which it has the right to assume hereunder, the Indemnitee shall have no obligation to do so.

(e)                                  Each Party to this Agreement shall use its commercially reasonable efforts to cooperate and to cause its employees to cooperate with and assist the Indemnitee or the Indemnitor, as the case may be, in connection with any third party defense, including attending conferences, discovery proceedings, hearings, trials and appeals and furnishing records, information and testimony, as may reasonably be requested; provided that each Party shall use its best efforts, in respect of any third party claim of which it has assumed the defense, to preserve the confidentiality of all confidential information and the attorney-client and work-product privileges.

9.5                               Indemnification Procedures for Non-Third Party Claims arising pursuant to Sections 9.2 and 9.3.  In the event of a claim that does not involve a third party claim being asserted against it, the Indemnitee shall send a Notice of Claim to the Indemnitor.  The Notice of Claim shall set forth the amount, if known, or, if not known, an estimate of the foreseeable maximum amount of claimed Losses (which estimate shall not be conclusive of the final amount of such Losses) and a description of the basis for such claim.  The Indemnitor will have 30 days from receipt of such Notice of Claim to dispute the claim and will reasonably cooperate and assist the Indemnitee in determining the validity of the claim for indemnity.  If the Indemnitor does not give notice to the Indemnitee that it disputes such claim within 30 days after its receipt of the Notice of Claim, the claim specified in such Notice of Claim will be conclusively deemed a Loss subject to indemnification hereunder, and the Indemnitor shall pay to the Indemnitee the Loss in immediately available funds within the following 10 Business Days.

9.6                               Contingent Claims.  Nothing herein shall be deemed to prevent an Indemnitee from making a claim hereunder for potential or contingent claims or demands; provided that the Notice of Claim sets forth the specific basis for any such contingent claim to the extent then feasible and the Indemnitee has reasonable grounds to believe that such a claim may be made.

9.7                               Effect of Investigation; Waiver.

(a)                                 An Indemnitee’s right to indemnification or other remedies based upon the representations and warranties and covenants and agreements of the Indemnitor will not be affected by any investigation of the Indemnitee or any waiver by the Indemnitee of any condition based on the accuracy of any representation or warranty, or compliance with any covenant or agreement.  Such representations and warranties and covenants and agreements shall not be affected or deemed waived by reason of the fact that the Indemnitee knew or should have known that any representation or warranty might be inaccurate.  Any investigation by such party shall be for its own protection only and shall not affect or impair any right or remedy hereunder.

(b)                                 The Shareholder acknowledges and agrees that, upon and following the Closing Date, no TLC Company shall have any liability or obligation to indemnify, save or hold harmless or otherwise pay, reimburse or make the Shareholder whole for or on account of any indemnification or other claims made by any Company Indemnitee hereunder.  The Shareholder shall not have, and the Shareholder does hereby expressly waive, any right of contribution against the TLC Companies with respect to any such indemnification or other claim.

9.8                               Tax Indemnification.

(a)                                 From and after the Closing Date, the Shareholder and T. Longaberger, jointly and severally, shall be responsible for, shall pay or cause to be paid, and shall indemnify, defend and hold harmless each Tax Indemnitee against, and reimburse such Tax Indemnitee for, on a Grossed-Up Basis, any Losses resulting from, arising out of, relating to, in the nature of, or caused by:

(i)                                     any Tax imposed on or relating to any TLC Company with respect to any Pre-Closing Tax Period;

(ii)                                  any Tax imposed upon or relating to any Relevant Group of which any TLC Company (or any predecessor) prior to Closing is or was a member pursuant to Section 1.1502-6 of the Treasury regulations (or any similar provision of state, local, or foreign Law);

(iii)                               any Tax imposed upon or relating to any TLC Company as a transferee or successor, by Contract, or otherwise with respect to any Pre-Closing Tax Period; and

(iv)                              any Tax arising directly or indirectly from a breach of a representation or warranty set forth in Section 3.9.

(b)                                 Except as otherwise provided in Section 9.8, payment in full of any amount due under Section 9.8 shall be made to the Tax Indemnitee in immediately available funds at least five Business Days before the date for payment of the Taxes to which such payment relates is due.

(c)                                  In no event shall any provision of this Agreement, including without limitation this Section 9.8, impose any Tax liability or indemnification obligation on the Company or its Affiliates relating to the Estate Taxes.

9.9                               Procedures Relating to Indemnification of Tax Claims Arising Pursuant to Section 9.8.

(a)                                 If any Taxing Authority or other Person asserts a Tax Claim, then the Party first receiving notice of such Tax Claim promptly shall provide written notice of such Tax Claim to the other Parties; provided that that the failure of any Party to give such prompt notice of any such Tax Claim shall not relieve a Party of any of its obligations under this Section 9.9. Such notice shall specify in reasonable detail the basis for such Tax Claim and shall include a copy of any relevant correspondence received from the Taxing Authority or other Person.

(b)                                 The Shareholder shall have the right to defend or prosecute, at the Shareholder’s sole cost, expense and risk, only those Tax Claims with respect to Taxes set forth in Section 9.8(a). In order to defend or prosecute any such Tax Claim, the Shareholder shall notify the Company that the Shareholder elects to defend or prosecute such Tax Claim within 30 days after the date on which the Shareholder receives notice of any such Tax Claim.  The Shareholder shall defend or prosecute such Tax Claim by all appropriate proceedings, which proceedings shall be defended or prosecuted diligently by the Shareholder to a final determination; provided that the Shareholder shall not, without the prior written consent of the Company, which consent shall not be unreasonably withheld, enter into any compromise or settlement of such Tax Claim that would result in any Tax detriment to any Tax Indemnitee.  The Shareholder shall inform the Company of all developments and events relating to such Tax Claim (including providing to the Company copies of all written materials relating to such Tax Claim, provided the publication of such documentation would not cause the Shareholder to waive all privileges in connection therewith), and the Company or its Representatives shall be entitled, at the expense of the Company, to attend, but not participate in or control, all conferences, meetings and proceedings relating to such Tax Claim.

(c)                                  If the Shareholder fails to notify the Company that the Shareholder will defend such claim within the 30-day time period or fail diligently to defend or prosecute such Tax Claim to a final determination, then the Company shall at any time thereafter have the right (but not the obligation) to defend or prosecute such Tax Claim, at the sole cost, expense and risk of the Shareholder.  The Company shall have full control of such defense or prosecution and such proceedings, including any settlement or compromise thereof.  The Shareholder shall cooperate in good faith with the Company and its Representatives in order to contest effectively such Tax Claim.  The Shareholder may attend, but not participate in or control, any defense, prosecution, settlement, or compromise of any Tax Claim controlled by the Company and shall bear their own costs and expenses with respect thereto.  The Company shall be entitled upon demand, but no later than five Business Days from the request, to prompt payment from the Shareholder for any and all costs and expenses (including attorneys’, accountants’ and experts’ fees and disbursements, settlement costs, court costs, and any other costs or expenses for investigating, defending or prosecuting such Tax Claim) incurred by the Company in connection with the investigation, defense or prosecution of such Tax Claim, in each case on a Grossed-Up Basis.

9.10                        No Double Recovery; Use of Insurance.  Notwithstanding anything herein to the contrary, no Person shall be entitled to indemnification or reimbursement under any provision of this Agreement for any amount to the extent such Person or its Affiliate has been indemnified or reimbursed for such amount under any other provision of this Agreement, the Exhibits or Disclosure Schedules attached hereto, or any document executed in connection with this Agreement or otherwise.  Furthermore, in the event any Losses related to a claim by the Company or the Shareholder are covered by insurance, the Shareholder or the Company, as applicable, agree to use commercially reasonable efforts to seek recovery under such insurance and neither the Company nor the Shareholder shall be entitled to recover from the other (and shall refund amounts received, less expenses incurred, up to the amount of indemnification actually received) with respect to such Losses to the extent the claiming Party recovers the insurance payment specified in the policy.

9.11                        Mitigation.  Each Party agrees to use reasonable efforts to mitigate any loss, liability or damage which forms the basis of a claim hereunder.

9.12                        NEGLIGENCE OF INDEMNITEE.  THE RIGHTS OF THE INDEMNITEE TO INDEMNIFICATION HEREUNDER SHALL NOT BE AFFECTED BY THE NEGLIGENCE OR ALLEGED NEGLIGENCE OF THE INDEMNITEE.

ARTICLE  X
MISCELLANEOUS

10.1        No Third Party Beneficiaries.  Nothing in this Agreement, expressed or implied, is intended or shall be construed to give any person or entity other than the Parties any legal or equitable right, remedy or claim under or pursuant to any covenant, condition or provision herein contained; and all such covenants, conditions and provisions are and shall be held for the sole and exclusive benefit of the Parties, and such agreements shall not inure to the benefit of the obligees of any Indebtedness of any Party, it being the intention of the Parties that no Person shall be deemed a third party beneficiary of this Agreement, except to the extent a third party is expressly given rights herein.

10.2        Assignment.  No Party may sell, transfer, assign, pledge, or hypothecate its rights, interests, or obligations under this Agreement without the consent of the other Parties; provided, however, that the Company may assign its rights to an Affiliate.  The rights and interests of the Shareholder under the Note may not be assigned or transferred by operation of law or otherwise, in whole or in part, without the prior express written consent of the Company.

10.3        Remedies.  In addition to the rights and remedies of the Parties specifically provided for herein, each Party shall have such other remedies as shall be available under applicable Law or in equity for another Party’s breach or failure to perform any of its representations, warranties, covenants, agreements or obligations in this Agreement or in any Ancillary Document pursuant hereto.

10.4        Notices.  All notices, requests, consents, directions and other instruments and communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given (i) on the dated delivered, if delivered personally or if sent by third party courier or overnight delivery service, (ii) on the third Business Day following the day of mailing, if mailed first-class, postage prepaid, registered or certified mail, or (iii) on the date sent by facsimile (with receipt confirmed), as follows:

If to the Shareholder, to:

The Tamala L. Longaberger Revocable Trust

One Market Square

1500 East Main Street

Newark, OH  43055-8842

Attn:  Tamala L. Longaberger, Trustee

with a copy (which shall not constitute notice) to:

Robert Beam

Gottlieb, Johnston, Beam & Dal Ponte, PLL

320 Main Street

P.O. Box 190

Zanesville, OH  43702-0190

If to T. Longaberger, to:

Tamala L. Longaberger

One Market Square

1500 East Main Street

Newark, OH  43055-8842

with a copy (which shall not constitute notice) to:

Robert Beam

Gottlieb, Johnston, Beam & Dal Ponte, PLL

320 Main Street

P.O. Box 190

Zanesville, OH  43702-0190

If to the TLC Companies, to:

The Longaberger Company

One Market Square

1500 East Main Street

Newark, OH  43055-8842

Attn:  Tamala L. Longaberger

with a copy (which shall not constitute notice) to:

Jane C. Taber

Estes Okon Thorne & Carr PLLC

3500 Maple Avenue

Suite 1100

Dallas, TX  75219

If to the Company, to:

Computer Vision Systems Laboratories, Corp.

2400 North Dallas Parkway

Suite 230

Plano, Texas 75093-4371

Telecopy: 972-398-7121

Attn:  Heidi Hafer

with a copy (which shall not constitute notice) to:

Gardere Wynne Sewell LLP

3000 Thanksgiving Tower

1601 Elm Street

Dallas, Texas  75201

Telecopy:  214-999-3670

Attn:  Douglas D. Haloftis, Esq.

or to such other address as any Party may designate by written notice.  If more than one method for sending notices set forth above is used, the earliest notice date established shall control.

10.5        Expenses.  Except to the extent otherwise provided herein (including provision for indemnification pursuant to Article IX), each Party shall bear its own costs and expenses in connection with this Agreement and the Transactions, including all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties, whether or not the Transactions are consummated provided, however, that TLC shall pay the legal fees incurred by T. Longaberger in connection with the Transactions.  The Shareholder shall be responsible for and shall pay any and all such costs and expenses of the TLC Companies attributable to periods prior to the Closing Date, including such incurred in connection with the negotiation of this Agreement and the Transactions and the conduct of due diligence.

10.6        Amendments and Waivers.  Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each Party to this Agreement, or in the case of a waiver, by the Party against whom the waiver is to be effective.  No failure or delay by any Party in exercising any right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

10.7        Severability.  If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws such provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision never comprised a part hereof; and the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom.  Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as part of this Agreement, a provision as similar in its terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

10.8        Governing Law.  THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HERETO SHALL BE GOVERNED, CONSTRUED, AND ENFORCED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF TEXAS WITHOUT REGARD TO THE CONFLICTS OF LAWS PRINCIPLES THEREOF.  THE PARTIES AGREE THAT ANY LITIGATION DIRECTLY OR INDIRECTLY RELATING TO THIS AGREEMENT MUST BE BROUGHT BEFORE AND DETERMINED BY A COURT OF COMPETENT JURISDICTION WITHIN DALLAS, TEXAS, AND THE PARTIES HEREBY AGREE TO WAIVE ANY RIGHTS TO OBJECT TO, AND HEREBY AGREE TO SUBMIT TO, THE JURISDICTION OF SUCH COURTS.

10.9        Binding Effect.  This Agreement shall be binding upon and enforceable by the Parties hereto and their respective executors, administrators, successors, personal representatives, heirs, and permitted assigns.

10.10      Entire Agreement.  This Agreement and the Exhibits and Disclosure Schedules hereto constitute the entire agreement and understanding among the Parties relating to the subject matter hereof and supersede all prior representations, endorsements, premises, agreements, memoranda, communications, negotiations, discussions, understandings and arrangements, whether oral, written or inferred, among the Parties relating to the subject matter hereof.

10.11      Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  The Parties intend that faxed or scanned signature pages to this Agreement will be enforceable without presentation of the manually executed signature pages.

10.12      Specific Performance.  The Company, the Shareholder, T. Longaberger and the TLC Companies each agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by them in accordance with the terms hereof and that each Party shall be entitled to specific performance of the terms hereof, in addition to any other remedy at Law or in equity.

10.13      Interpretation.  The Parties have participated jointly in the negotiation and drafting of this Agreement. Any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any Party by virtue of the authorship of this Agreement shall not apply to the construction and interpretation hereof.

10.14      Waiver of Conflicts.  Each Party acknowledges that Gardere Wynne Sewell LLP, counsel for the Company (“Gardere”), has in the past performed legal services for TLC in matters unrelated to the transactions described in this Agreement.  Notwithstanding such prior performance of legal services, each Party hereby gives their informed consent to Gardere’s continuing representation of the Company in connection with the transactions contemplated by this Agreement (collectively, “Transaction Matters”), or whether otherwise involving the Company or the business or assets of the Company, and, in doing so, waives any actual or potential conflict of interest arising with respect thereto.  The Shareholder, T. Longaberger and the TLC Companies hereby agree that neither they nor their Affiliates shall have the right to assert attorney-client privilege, the attorney work product doctrine or any similar theory with respect to Gardere in any action, suit, claim or other judicial or administrative proceeding before any Governmental Body or arbitration panel against the Company with respect to pre-Closing and post-Closing to the extent that the privileged communications relate to any Transaction Matters.  Only the Company will be entitled to assert such attorney-client privilege, the work product doctrine or any similar theory with respect to Gardere and the Transaction Matters.

10.15      Legal Counsel.  Each Party to this Agreement acknowledges and agrees that Gardere does not represent any other Party to this Agreement and/or the Ancillary Documents except the Company.  The Shareholder, the TLC Companies and T. Longaberger, for themselves and for all of their Affiliated Persons, acknowledge and agree that they have been advised to seek, and have obtained, legal counsel to represent each of them in connection with this Agreement, the Ancillary Documents and/or any of the transactions contemplated hereby and/or thereby.  The Shareholder, the TLC Companies and T. Longaberger further acknowledge and agree that they have not received or relied on any advice or guidance from Gardere in connection with this Agreement, the Ancillary Documents, and/or any of the transaction contemplated hereby and/or thereby.

[Signatures on the following page]

IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the date first written above.

THE COMPANY:

Computer Vision Systems Laboratories, Corp.

By:	/s/ Kelly L. Kittrell
Printed Name:	Kelly L. Kittrell
Title:	Chief Financial Officer

T. LONGABERGER:

/s/ Tamala L. Longaberger
Tamala L. Longaberger

SHAREHOLDER:

The Tamala L. Longaberger Revocable Trust

By:	/s/ Tamala L. Longaberger
Printed Name:	Tamala L. Longaberger
Title:	Trustee

TLC:

The Longaberger Company,
an Ohio corporation

By:	/s/ Tamala L. Longaberger
Printed Name:	Tamala L. Longaberger
Title:	CEO

TLC SUBSIDIARIES:

TMRCL Holding Company,
an Ohio limited liability company

By:	/s/ Tamala L. Longaberger
Printed Name:	Tamala L. Longaberger
Title:	CEO

TMRCL Holding LLC,
an Ohio limited liability company

By:	/s/ Tamala L. Longaberger
Printed Name:	Tamala L. Longaberger
Title:	CEO

The Longaberger Company Canada,
a Nova Scotia corporation

By:	/s/ Tamala L. Longaberger
Printed Name:	Tamala L. Longaberger
Title:	CEO